EXHIBIT 10.29
[Execution Version]
PURCHASE AND SALE AGREEMENT
by and between
PRESIDENT AND FELLOWS OF HARVARD COLLEGE,
as Seller
and
ATHENAHEALTH, INC.,
as Buyer
Property Name: The Arsenal on the Charles
Location: Watertown, Middlesex County, Commonwealth of Massachusetts
Effective Date: December 5, 2012

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TABLE OF CONTENTS
(continued)

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EXHIBITS
A.    Legal Description
B.    List of Contracts and Leasing Commissions Due
C.    Form of Quitclaim Deed
D.    Form of Bill of Sale
E.    Form of Assignment of Tenant Leases
F.    Form of Assignment of Intangible Property
G.    Form of Notice to Tenants
H.    Form of Seller's Non-Foreign Certificate
I.    Form of Seller's Title Affidavit
J.    Tenant Estoppel Documents:
--    1:    Form of Tenant Estoppel Letter
2:    Form of Seller Estoppel Letter
K.    Litigation Notices, Contract Defaults and Governmental Violations
L.    List of Tenants
M.    List of Letters of Credit
N.    Due Diligence Materials

O.    Environmental Testing Plan

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PURCHASE AND SALE AGREEMENT
THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made as of December 5, 2012, by and between PRESIDENT AND FELLOWS OF HARVARD COLLEGE, a Massachusetts charitable and educational corporation (“Seller”), and ATHENAHEALTH, INC., a Delaware corporation, or its permitted assignee (“Buyer”).
W I T N E S S E T H:
In consideration of the mutual covenants and agreements set forth herein the parties hereto do hereby agree as follows:
ARTICLE 1 - CERTAIN DEFINITIONS
As used herein, the following terms shall have the following meanings:
“Additional Deposit” shall mean the sum of Five Hundred Thousand and No/100 Dollars ($500,000.00), to the extent the same is deposited by Buyer in accordance with the terms of Subsection 3.1.2 hereof, together with any interest earned thereon.
“Business Day” shall mean any day other than a Saturday, Sunday, or any federal or Commonwealth of Massachusetts holiday. If any period expires on a day which is not a Business Day or any event or condition is required by the terms of this Agreement to occur or be fulfilled on a day which is not a Business Day, such period shall expire or such event or condition shall occur or be fulfilled, as the case may be, on the next succeeding Business Day.
“Buyer's Broker” shall mean any broker, agent, finder or advisor retained by Buyer in connection with this Transaction, including, but not limited to, Avison Young.
“Buyer's Reports” shall mean the written results of any examinations, inspections, investigations, tests, studies, analyses, appraisals, evaluations and/or investigations prepared by or for or otherwise obtained by Buyer or Buyer's Representatives in connection with Buyer's Due Diligence.
“Buyer's Representatives” shall mean Buyer, any direct or indirect owner of any beneficial interest in Buyer, and any officers, directors, employees, agents, representatives and attorneys of Buyer or any such direct or indirect owner of any beneficial interest in Buyer.
“Closing” shall mean the closing of the Transaction.
“Closing Date” shall mean April 11, 2013, as the same may be extended pursuant to the express terms of this Agreement.
“Closing Tax Year” shall mean the Tax Year in which the Closing Date occurs.
“Code” shall mean the Internal Revenue Code of 1986, and all amendments thereto and all regulations thereunder.

“Confidential Materials” shall mean, any books, computer software, records or files (whether in a printed or electronic format) that consist of or contain any of the following (whether prepared internally or by a third party on behalf of Seller): appraisals; budgets; strategic plans for the Property (including, without limitation, information relating to any proposed future use or development of the Property); internal analyses; information regarding the marketing of the Property for sale; submissions relating to obtaining internal authorization for the sale of the Property by Seller; attorney and accountant work product; attorney-client privileged documents; or internal correspondence of Seller, or any of their respective affiliates and correspondence between or among such parties, all of which Confidential Materials are the subject of the nondisclosure provisions contained herein. Notwithstanding the foregoing, Confidential Materials shall not include information that (a) is known to the Buyer prior to disclosure thereof by the Seller; (b) has been published or made available to others, without restriction and without breach of this Agreement by the Buyer; (c) has become or becomes available to the Buyer from others having no obligation to hold such information or data in confidence; or (d) has been developed by the Buyer independently of any disclosure of such information or data by the Seller.
“Continuing Contracts” shall have the meaning given to such term in Section 10.2.1(c) hereof.
“Contracts” shall mean all service, supply, maintenance, utility and commission agreements, all equipment leases, and all other contracts, subcontracts and agreements relating to the Property and to which Seller or Seller's property manager is a party (including all contracts, subcontracts and agreements relating to the construction of any unfinished tenant improvements and any contracts with government authorities that relate to the Property), all of which are described in Exhibit B attached hereto and incorporated herein by this reference, together with any additional contracts, subcontracts and agreements entered into in accordance with the terms of Subsection 10.2.1 hereof and as the same may be modified or terminated in accordance with the terms of Subsection 10.2.1.
“Data” shall mean any and all materials or documents furnished by Seller to Buyer or Buyer's Representatives by delivery to Buyer's outside counsel or to the Data Room (as defined in Section 5.1 hereof) in connection with Due Diligence.
“Deposit” shall mean the Initial Deposit plus, if delivered, the Additional Deposit.
“Designated Employee” shall mean Carolee Hill. The Designated Employee is the individual who has been primarily responsible for the management of the Property on behalf of Seller since Seller's acquisition of the Property.
“Documents” shall mean the documents and instruments applicable to the Property or any portion thereof that Seller or any of the other Seller Party delivers or makes available to Buyer or Buyer' Representatives prior to Closing or which are otherwise obtained by Buyer or Buyer's Representatives prior to Closing, including, but not limited to, the Title Commitment, the Survey, the Title Documents, and the Property Documents.
“Due Diligence” shall mean examinations, inspections, investigations, tests, studies, analyses, appraisals, evaluations, interviews of any Seller Parties and/or investigations with respect to the Property, the Documents, and other information and documents regarding the Property as Buyer, in its sole and absolute discretion, deems appropriate so as to satisfy itself with respect to its potential purchase of the Property, including, but not limited to, the following matters: title and survey, land use, zoning, environmental issues, utilities, the physical condition of the Property, tenant/leasehold interests, the economic status of the Property, inventory of personal property, including intangible property, and the availability of government incentive programs with regard to Buyer's potential purchase and operation of the Property.
“Due Diligence Period” shall mean the period commencing on the Effective Date and expiring on March 12, 2013.
“Effective Date” shall mean the last date of execution of this Agreement by either Seller or Buyer, as shown on the signature page hereof.
“Environmental Due Diligence” shall mean Buyer's Environmental Due Diligence Investigations of the Property permitted hereunder, including compliance with all applicable federal, state and local environmental requirements, including any topic covered by MEPA, to be performed by Buyer or Buyer Representatives.
“Escrow Agent” shall mean Bank of America, National Association, a national banking association, in its capacity as escrow agent pursuant to the Escrow Agreement.
“Escrow Agreement” shall mean that certain Escrow Agreement dated as of September 14, 2012, by and among Seller, Buyer and Escrow Agent.
“Initial Deposit” shall mean the sum of Five Hundred Thousand and No/100 Dollars ($500,000.00), which sum has been deposited by Buyer in accordance with the terms of Subsection 3.1.1 hereof, together with any interest earned thereon.
“Laws” shall mean all municipal, county, state or federal statutes, codes, ordinances, laws, rules or regulations.
“Leases” shall mean all leases for tenants of the Real Property on the Closing Date (including, without limitation, all New Leases).
“Liabilities” shall mean, collectively, any and all problems, conditions, losses, costs, damages, claims, liabilities, expenses, demands or obligations of any kind or nature whatsoever.
“Major Condemnation” shall mean any condemnation or eminent domain proceeding that is commenced after the date hereof: (i) of all or substantially all of the Property; or (ii) of less than all or substantially all of the Property that: (a) causes the Property to fail to comply with Legal Requirements; (b) materially and permanently impairs access to or egress from the Property; and or (c) for which the portion of the Property that is the subject of such proceedings has a value in excess of ten percent (10%) of the Purchase Price, as reasonably determined by a third party consultant selected by Seller and approved by Buyer, such approval not to be unreasonably withheld or delayed.

“New Leases” shall mean, collectively, any Lease entered into between the Effective Date and the Closing Date.
“Other Property Rights” shall mean, collectively, Seller's interest in and to all of the following, if and only to the extent the same may be assigned or quitclaimed by Seller without any expense to Seller: (a) any licenses, permits and other written authorizations necessary or useful for the use, operation or ownership of the Real Property, (b) the rights of Seller (if any) to the name “The Arsenal on the Charles” (it being acknowledged by Buyer that Seller does not have exclusive rights (and in fact may have no rights) to use such name and that Seller has not registered the same in any manner), (c) any third-party guaranties and warranties in effect with respect to any portion of the Real Property or the Personal Property as of the Closing Date, and (d) any books, records and files relating to the Property excluding Confidential Materials.
“Owner's Title Policy” shall mean an ALTA Owner's Form of title insurance policy (or such other comparable form of title insurance policy as is available in the jurisdiction in which the Property is located) in the form of the Title Commitment, in the amount of the Purchase Price.
“Permitted Exceptions” shall mean and include all of the following, subject to the rights of Buyer to object to matters of title and survey pursuant to Article 4 hereof and the right of Buyer to terminate this Agreement pursuant to Article 5 hereof: (a) applicable zoning and building ordinances and land use regulations, (b) all liens, encumbrances, covenants, conditions, restrictions, easements and other matters of record, except to the extent that the same are caused or created by Seller in violation of the terms of Subsection 4.2.3, (c) such exceptions to title as are listed on Schedule B of the Title Commitment, including the Title Company's standard printed exceptions, except to the extent Seller agrees in writing to Remove the same on or prior to Closing in accordance with the terms of Subsection 4.2.1, (d) such state of facts as disclosed in the Survey, (e) such state of facts as would be disclosed by a physical inspection of the Property of the nature of inspection which would be conducted in a Survey of the Property, (f) the lien of taxes and assessments not yet due and payable, (g) any exceptions caused by Buyer or any Buyer's Representative, (h) such other exceptions as may be Removed from the Owner's Title Policy, (i) the rights of the tenants under the Leases, and (j) any matters deemed to constitute additional Permitted Exceptions under Subsection 4.2.1 hereof. Notwithstanding any provision to the contrary contained in this Agreement or any of the documents to be executed in connection herewith or pursuant hereto, any or all of the Permitted Exceptions may be omitted by Seller in the Deed (as defined in Subsection 7.3(a)) without giving rise to any liability of Seller, irrespective of any covenant or warranty of Seller contained in the Deed (which provisions shall survive the Closing and not be merged therein).
“Personal Property” shall mean all tangible personal property owned by Seller (excluding any computer software which either (a) is licensed to Seller or Seller's property manager, or (b) Seller deems proprietary), whether or not located on the Real Property and used solely in connection with the ownership, operation and maintenance of the Real Property.
“PILOT Agreement” shall mean that certain Memorandum of Understanding with respect to Payment in Lieu of Taxes to be paid to the Town of Watertown by President and Fellows of Harvard College dated as of July 1, 2002.

“Property” shall mean, collectively, (a) the Real Property, (b) the Personal Property, (c) Seller's interest as landlord in all Leases; (d) if and to only the extent the same may be assigned or quitclaimed by Seller without any expense to Seller, the Contracts, and (e) the Other Property Rights.
“Property Documents” shall mean, collectively, (a) the Leases, (b) the Contracts, and (c) any other documents or instruments which constitute, evidence or create any portion of the Property.
“Purchase Price” shall mean the sum of One Hundred Sixty-Eight Million Five Hundred Thousand and No/100 Dollars ($168,500,000.00).
“Real Property” shall mean that certain parcel of real estate commonly known as The Arsenal on the Charles, located in Watertown, Middlesex County, Massachusetts and legally described in Exhibit A attached hereto and incorporated herein by this reference, together with all buildings, improvements and fixtures located thereon and owned by Seller as of the Closing Date and all right, title and interest, if any, that Seller may have in and to all rights, privileges and appurtenances pertaining thereto including all of Seller's right, title and interest, if any, in and to all rights-of-way, open or proposed streets, alleys, easements, strips or gores of land adjacent thereto; provided, however, that in the event of any condemnation or casualty that occurs after the date hereof, the term “Real Property” shall not include any of the foregoing that is destroyed or taken as a result of any such condemnation proceeding.
“Reimbursable Lease Expenses” shall mean, collectively, any and all costs, expenses and fees paid by Seller prior to Closing or costs, expenses and fees incurred by Seller prior to Closing arising out of or in connection with (a) any extensions, renewals or expansions under any Lease exercised or granted between the Effective Date and the Closing Date, and (b) any New Lease; provided that Buyer consented, or Buyer's consent was deemed to have been given, in accordance with Article 14 hereof. Reimbursable Lease Expenses shall include, without limitation, (i) brokerage commissions and fees to effect any such leasing transaction, (ii) expenses incurred for repairs, improvements, equipment, painting, decorating, partitioning and other items to satisfy the tenant's requirements with regard to such leasing transaction, (iii) legal fees for services in connection with the preparation of documents and other services rendered in connection with the effectuation of the leasing transaction, (iv) if there are any rent concessions covering any period that the tenant has the right to be in possession of the demised space, the rents that would have accrued during the period of such concession prior to the Closing Date as if such concession were amortized over (A) with respect to any extension or renewal, the term of such extension or renewal, (B) with respect to any expansion, that portion of the term remaining under the subject Lease after the date of any expansion, or (C) with respect to any New Lease, the entire initial term of any such New Lease, and (v) expenses incurred for the purpose of satisfying or terminating the obligations of a tenant under a New Lease to the landlord under another lease (whether or not such other lease covers space in the Property).
“Remove” with respect to any exception to title shall mean that Seller causes the Title Company to remove the same as an exception to the Owner's Title Policy for the benefit of Buyer, without any additional cost to Buyer, whether such removal is made available in consideration of payment, bonding, indemnity of Seller or otherwise

“Rents” shall mean all base rents, percentage rents, additional rent and any tax and operating expense reimbursements and escalations due from the tenants of the Property under the Leases.
“Required Removal Exceptions” shall mean, collectively, any Title Objections to the extent (and only to the extent) that the same (a) have not been caused by Buyer or any Buyer's Representatives, and (b) are either:

(i)
liens evidencing monetary encumbrances (other than liens for non-delinquent general real estate taxes or assessments) (“Monetary Liens”) which can be Removed by payment of liquidated amounts but only if such Monetary Liens (A) have been created by written instrument signed by Seller or assumed by written instrument signed by Seller or (B) can be removed by payment of a sum certain not to exceed $10,000.00; or

(ii)	liens or encumbrances (including, but not limited to, Monetary Liens) created by Seller after the date of this Agreement in violation of Subsection 4.2.3.
“Required Tenants” shall mean, collectively, the following tenants: Boston Bread, LLC, Harvard Business School Publishing; Bright Horizons Children's Centers, LLC; TSI Watertown, Inc.; Bard, Rao + Athanas Consulting Engineers, LLC; and Paulus, Sokolowski and Sartor, LLC; Scholastic Inc.; Roundarch Isobar, Inc.; Liaison International, LLC; Mobile Messenger Americas, Inc.; Communispace Corporation; Service Employees International Union (SEIU) Local 509; Watertown Arts Center; Syniverse ICX Corporation; and La Casa de Pedro, Inc.
“SEC” shall have the meaning given to such term in Subsection 10.1.1 hereof.
“Seller-Allocated Amounts” shall mean, collectively:
(b)    with respect to any condemnation or eminent domain proceedings with respect to any portion of the Property that occurs after the date hereof, (i) the costs, expenses and fees, including reasonable attorneys' fees, expenses and disbursements, incurred by Seller in connection with obtaining payment of any award or proceeds in connection with any such condemnation or eminent domain proceedings, and (ii) any portion of any such award or proceeds that is allocable to loss of use of the Property prior to Closing; and
(c)    with respect to any casualty to any portion of the Property that occurs after the date hereof, (i) the costs, expenses and fees, including reasonable attorneys' fees, expenses and disbursements, incurred by Seller in connection with the negotiation and/or settlement of any casualty claim with an insurer with respect to the Property, (ii) the proceeds of any rental loss, business interruption or similar insurance that are allocable to the period prior to the Closing Date, and (iii) the reasonable and actual costs incurred by Seller in stabilizing the Property following a casualty.
“Seller's Knowledge” or words of similar import shall refer only to the actual knowledge of the Designated Employee and shall not be construed to refer to the knowledge of any other

Seller Party, or to impose or have imposed upon the Designated Employee any duty to investigate the matters to which such knowledge, or the absence thereof, pertains, including, but not limited to, the contents of the files, documents and materials made available to or disclosed to Buyer or the contents of files maintained by the Designated Employee, provided, however, that the Designated Employee shall have a duty to inquire of Stephen Faber, asset manager, and Robert Weikel, senior property manager, with respect to such matters (each of Stephen Faber and Robert Weikel being engaged by The Beal Companies, the property manager of the Property). There shall be no personal liability on the part of the Designated Employee arising out of any of the Seller's Warranties.
“Seller Parties” shall mean and include, collectively, (a) Seller; (b) its counsel; (c) Seller's property manager, (d) any direct or indirect owner of any beneficial interest in Seller, (e) any officer, director, employee, or agent of Seller, its counsel, Seller's property manager or any direct or indirect owner of any beneficial interest in Seller; and (f) any other entity or individual affiliated or related in any way to any of the foregoing.
“Seller's Warranties” shall mean Seller's representations and warranties set forth in Section 9.2 and the limited warranty of title set forth in the Deed (as defined in Subsection 7.3(a)) as the same may be deemed modified or waived by Buyer pursuant to this Agreement.
“Survey” shall mean an ALTA as-built survey of the Property to be obtained as set forth in Article 4.
“Tax Year” shall mean the year period commencing on July 1 of each calendar year and ending on June 30 of each calendar year.
“Title Commitment” shall mean that certain commitment to issue an Owner's Policy of Title Insurance, with endorsements, with respect to the Property to be issued by the Title Company.
“Title Company” shall mean Chicago Title Insurance Company.
“Title Documents” shall mean all recorded documents referred to on Schedule B of the Title Commitment as exceptions to coverage.
“Title Objection Date” shall mean February 4, 2013.
“Title Objections” shall mean any exceptions to title to which Buyer is entitled and timely objects in accordance with the terms of Subsection 4.2.1(a).
“Transaction” shall mean the transaction contemplated by this Agreement.
ARTICLE 2 - SALE OF PROPERTY
Seller agrees to sell, transfer and assign and Buyer agrees to purchase, accept and assume, subject to the terms and conditions set forth in this Agreement and the Exhibits attached hereto, all of Seller's right, title and interest in and to the Property.

ARTICLE 3 - PURCHASE PRICE
In consideration of the sale of the Property to Buyer, Buyer shall pay to Seller an amount equal to the Purchase Price, as prorated and adjusted as set forth in Article 6, Section 7.2, or as otherwise provided under this Agreement.
3.1Earnest Money Deposit.
3.1.1Payment of Initial Deposit. Buyer has previously delivered the Initial Deposit in immediately available funds to Escrow Agent.
3.1.2Payment of Additional Deposit. Within two (2) Business Days after the expiration of the Due Diligence Period, Buyer shall deliver the Additional Deposit in immediately available funds to Escrow Agent if Buyer does not elect to terminate this Agreement pursuant to Section 5.3. Notwithstanding any provision contained in any section of this Agreement aside from the provisions contained in this Section 3.1.2 to the contrary, if Buyer fails to timely make the Additional Deposit as provided herein, at Seller's option, Buyer shall be deemed to be in default under this Agreement and, if Seller elects such option, Seller may terminate the Agreement, the Initial Deposit shall be paid to Seller, and the parties shall have no further rights or obligations hereunder except for obligations which expressly survive the termination of this Agreement.
3.1.3Applicable Terms. Except as expressly otherwise set forth herein, the Deposit shall be non-refundable, shall be applied against the Purchase Price on the Closing Date and shall otherwise be held and delivered by Escrow Agent in accordance with the provisions of the Escrow Agreement.
3.2Cash at Closing. On the Closing Date, Buyer shall (a) pay to Seller an amount equal to the balance of the Purchase Price in immediately available funds by wire transfer as more particularly set forth in Section 7.2, as prorated and adjusted as set forth in Article 6, Section 7.2, or as otherwise provided under this Agreement, and (b) cause the Escrow Agent to contemporaneously pay the Deposit to Seller in immediately available funds by wire transfer as more particularly set forth in Section 7.2.
ARTICLE 4 - TITLE MATTERS
4.1Title to Real Property. Within three (3) Business Days from the Effective Date, Seller shall provide Buyer with a copy of the most recent owner's title insurance policy issued in connection with the Property and the most recent survey of the Property. Buyer shall use good faith and reasonable efforts to obtain an updated Title Commitment, copies of all of the Title Documents, and the Survey as soon as reasonably practicable after the Effective Date. Buyer shall notify Seller when it receives any of the aforementioned documents.
4.2Title Defects.
4.2.1Buyer's Objections to Title; Seller's Obligations and Rights.

(a)On or prior to the Title Objection Date, Buyer shall have the right to object in writing to any title matters that appear on the Title Commitment, the Survey, and any supplemental title reports or updates to the Title Commitment (whether or not such matters constitute Permitted Exceptions). In addition, after the Title Objection Date, Buyer shall have the right to object in writing to any title matters which are not Permitted Exceptions that arise after the Title Objection Date so long as such objection is made by Buyer within five (5) Business Days after Buyer becomes aware of the same (but, in any event, prior to the Closing Date). Unless Buyer is entitled to and timely objects to such title matters, all such title matters shall be deemed to constitute additional Permitted Exceptions. Buyer shall deliver to Seller concurrently with any objection notice of Buyer delivered in accordance with this Section 4.2.1, copies of the Title Commitment, the Survey, and any supplemental title reports or updates to the Title Commitment that are the subject of any such Buyer objections, together with copies of any exception documents referenced therein.
(b)If this Agreement has not been terminated by Buyer prior to Closing in accordance with the provisions hereof, Seller shall, at Closing, Remove or cause to be Removed any Title Objections to the extent (and only to the extent) that the same constitute Required Removal Exceptions. In addition, Seller may elect (but shall not be obligated) to Remove or cause to be Removed any other Title Objections. To the extent that the same do not constitute Required Removal Exceptions, Seller may notify Buyer in writing within five (5) Business Days after receipt of Buyer's notice of Title Objections (but, in any event, prior to the Closing Date) whether Seller elects to Remove the same. Seller's failure to deliver such notice shall be deemed Seller's election not to Remove the same. If Seller elects not to Remove one or more Title Objections (or is deemed not to elect), then, within seven (7) Business Days after Seller's election, Buyer may elect in writing to either (i) terminate this Agreement, in which event the Deposit shall be returned to Buyer and, thereafter, the parties shall have no further rights or obligations hereunder except for obligations which expressly survive the termination of this Agreement, or (ii) waive such Title Objections and proceed to Closing. Failure of Buyer to respond in writing within such period shall be deemed an election by Buyer to waive such Title Objections and proceed to Closing. Any such Title Objection so waived (or deemed waived) by Buyer shall be deemed to constitute a Permitted Exception and the Closing shall occur as herein provided without any reduction of or credit against the Purchase Price.
(c)If Seller is unable to Remove any Required Removal Exceptions or other Title Objection that it has previously elected to Remove prior to the Closing, Buyer may at or prior to Closing elect to either (i) terminate this Agreement, in which event the Deposit shall be returned to Buyer and, thereafter, the parties shall have no further rights or obligations hereunder except for obligations which expressly survive the termination of this Agreement, or (ii) waive such Title Objection and the Closing shall occur as herein provided without any reduction of or credit against the Purchase Price; provided, however, if such lien or other matter is a Required Removal Exception, then Seller shall be obligated to remove such lien or other matter pursuant to paragraph (b) above.

(d)Seller shall be entitled to a reasonable adjournment of the Closing (not to exceed thirty (30) days) for the purpose of the Removal of any Required Removal Exceptions or other Title Objections.
4.2.2Discharge of Title Exceptions. If on the Closing Date there are any Required Removal Exceptions or any other Title Objections which Seller has elected in writing to pay and discharge, Seller may use any portion of the Purchase Price to satisfy the same, provided Seller shall cause the Title Company to Remove the same.
4.2.3No New Exceptions. From and after the Effective Date, Seller shall not execute any deed, easement, restriction, covenant or other matter affecting title to the Property (other than New Leases and/or Lease modifications permitted under Article 14) unless Buyer has received a copy thereof, along with a notice requesting Buyer to approve same in writing within five (5) Business Days after receipt thereof, and Buyer has approved the same in writing. If Buyer fails to object in writing to any such proposed instrument within five (5) Business Days after receipt of the aforementioned notice, Buyer shall be deemed to have approved the proposed instrument. Buyer, in its sole and absolute discretion, shall be entitled to grant or withhold its consent with respect to any such instrument that is proposed.
4.3Title Insurance. At Closing, the Title Company shall issue the Owner's Title Policy to Buyer, insuring that title to the Real Property is vested in Buyer subject only to the Permitted Exceptions. Buyer shall be entitled to request that the Title Company provide such endorsements (or amendments) to the Owner's Title Policy as Buyer may reasonably require, provided that such endorsements (or amendments) shall be at no cost to Seller, and the Owner's Title Policy shall impose no additional liability on, Seller. Buyer's obligations under this Agreement are expressly conditioned upon the Title Company's issuance of a Title Insurance Commitment for such Owner's Title Policy and any such endorsements to which the Title Company has agreed, on or prior to the Title Objection Date, to issue to Buyer, and, if the Title Company refuses to issue such Title Insurance Commitment or any such endorsements, Buyer may terminate this Agreement as provided in Section 5.3.
ARTICLE 5 - BUYER'S DUE DILIGENCE/CONDITION OF THE PROPERTY
5.1Buyer's Due Diligence.
5.1.1Access to Property. Within five (5) Business Days of the Effective Date, Seller will provide to Buyer: (a) access to the property files of Seller, Seller's property manager and any other agent of Seller or agent of Seller's property manager including, without limitation, all building records (excluding appraisals and underwriting analyses), plans, environmental reports, Leases, tenant correspondence, soil tests, maintenance records, brokerage agreements, certified rent roll, and any other items referenced on Exhibit N attached hereto, all to the extent in Seller's control or possession, but in all events excluding the Confidential Materials (the “Due Diligence Items”). On or prior to December 12, 2012, Seller shall (and during the pendency of this Agreement, shall continue to) make the Due Diligence Items available to Buyer at the data room located on the first floor of Building 312 located at 321 Arsenal Street, Watertown, Massachusetts (the “Data Room”). Buyer may, at Buyer's sole cost and expense, make copies of the Due Diligence Items. Notwithstanding the foregoing, upon written request from Buyer,

Seller shall deliver to Buyer such additional materials or documents that Buyer may reasonably request relating to the Property, provided, however, that such additional materials and documents are in the possession and control of Seller or Seller's property manager and such additional materials and documents are not Confidential Materials. In the event that Seller does not have GAAP audited financial statements, Seller shall promptly provide, as reasonably requested by Buyer's auditors and to the extent in the possession of Seller or its property manager, financial books and records related solely to the Property sufficient to permit the audit of calendar years 2010, 2011 and 2012, provided, however, that in no event shall Seller be required to deliver books and records relating to the Property that have been consolidated within financial data in books and records relating to other property of Seller. In addition, if any particular books and records of Seller include financial data relating to the Property and financial data relating to other property of Seller, Seller shall only deliver Buyer that portion of such financial data relating to the Property (and then, only to the extent the same is readily separable from such other financial data). Between the Effective Date and the Closing Date Seller shall allow Buyer and Buyer's Representatives access to the Property and the Data Room upon reasonable prior notice at reasonable times (i.e. during regular business hours) provided (a) such access does not unreasonably interfere with the operation of the Property or the rights of tenants; (b) Buyer shall not initiate contact with any tenant prior January 21, 2013 without Seller's prior written consent, which consent shall not be unreasonably conditioned, withheld or delayed; and (c) except as expressly set forth in the next sentence, Buyer shall not engage in any subsurface or intrusive environmental or physical testing of the Property or any other testing (including, without limitation, any testing or sampling of surface or subsurface soils, surface water, groundwater or any materials in or about the Improvements), without the prior written consent of Seller, which may be granted, withheld or conditioned in Seller's sole discretion. During the Due Diligence Period, Buyer shall be permitted to conduct the subsurface environmental and physical testing of the Property expressly set forth in the written plan attached hereto as Exhibit O. Seller (or a Seller's Representative) shall have the right to be present (physically, electronically or telephonically, as applicable) when Buyer or any Buyer's Representative conducts its or their investigations of the Property or communicates with any tenant. In addition, Seller will make or cause to be made available to Buyer for copying, at Buyer's sole cost and expense, the property files of Seller and the management agent for the Property (other than those files containing Confidential Materials) including, without limitation, all building records (excluding appraisals and underwriting analyses), plans, environmental reports, Leases, tenant correspondence, soil tests, maintenance records, and the items referenced on Exhibit N attached hereto. Buyer shall promptly restore the Property to the condition existing prior to any such tests and inspections. Prior to such time as Buyer or any of Buyer's Representatives enter the Property, Buyer shall (i) obtain policies of general liability insurance which insure Buyer and Buyer's Representatives with liability insurance limits of not less than $2,000,000.00 combined single limit for personal injury and property damage and name Seller and Seller's property manager as additional insureds and which are with such insurance companies, provide such coverages and carry such other limits as Seller shall reasonably require, and (ii) provide Seller with certificates of insurance evidencing that Buyer has obtained the aforementioned policies of insurance.
5.1.2Buyer's Reports. Buyer shall have the right to rely on the statements, opinions and representations of the consultants, contractors or other parties hired by Buyer to perform the Due Diligence on Buyer's behalf, including the statements, opinions and representations contained in the Buyer's Reports. In the event that the parties do not proceed to

Closing, Seller shall have the right, upon written request to Buyer provided within thirty (30) days after the termination of this Agreement, to request the Buyer's Reports to be delivered to Seller. The Buyer's Reports shall be delivered to and accepted by Seller without any representation or warranty of Buyer whatsoever, express or implied, including, without limitation, any representation or warranty as to the accuracy or completeness thereof. Notwithstanding anything contained in the foregoing to the contrary, in no event shall Buyer disclose or deliver to any Person (other than the Buyer's Representatives in accordance with this Agreement) including, without limitation, the Seller, any Buyer's Reports other information relating to or the results of any Environmental Due Diligence except to the extent (i) expressly requested by Seller in writing or (ii) disclosure to a governmental authority is required of Buyer pursuant to applicable environmental Laws. In the case of (ii), if Buyer determines it is required to disclose any Environmental Due Diligence to a governmental authority, Buyer shall promptly notify Seller, in writing, of such requirement and consult with Seller as to the nature, scope and timing of such disclosure requirement before disclosure to any governmental authority.
5.1.3Limit on Government Contacts. Except in connection with (a) the preparation of a so-called “Phase I” environmental report with respect to the Property, (b) the performance of customary due diligence regarding the zoning, building, tax or other compliance with the Property with applicable Laws, or (c) the determination of applicability of regulatory restrictions, availability of government incentive programs, and any potential redevelopment opportunities with regard to Buyer's potential purchase and operation of the Property, Seller shall be entitled to receive at least five (5) calendar days prior written notice of any intended contact with governmental officials or representatives.
5.1.4Buyer's Acknowledgement. Buyer acknowledges and agrees as follows:
(a)During the Due Diligence Period, Buyer has conducted and shall continue to conduct, or has waived its right to conduct, such Due Diligence as Buyer has deemed or shall deem necessary or appropriate for Buyer to decide whether or not to terminate this Agreement as provided in Section 5.3.
(b)Except as expressly set forth in this Agreement or in the Exhibits attached hereto, none of the Seller Parties have or shall be deemed to have made any verbal or written representations, warranties, promises or guarantees (whether express, implied, statutory or otherwise) to Buyer with respect to the Property, any matter set forth, contained or addressed in the Documents (including, but not limited to, the accuracy and completeness thereof) or the results of Buyer's Due Diligence.
5.2Intentionally Omitted.
5.3Termination of Agreement During Due Diligence Period. If Buyer, in its sole and absolute discretion, is not satisfied with the results of its Due Diligence during the Due Diligence Period, Buyer may terminate this Agreement by written notice to Seller at any time prior to 5:00 p.m. Eastern Time on the last day of the Due Diligence Period, and, in the event of such termination, neither Seller nor Buyer shall have any liability hereunder except for those obligations which expressly survive the termination of this Agreement and Buyer shall be entitled to the return of the Initial Deposit. In the event Buyer fails to terminate this Agreement prior to 5:00 p.m. Eastern Time on the last day of the Due Diligence Period, Buyer shall be deemed to have waived its rights to terminate this Agreement in accordance with this Article 5, and Buyer shall make the Additional Deposit in accordance with the provisions of Subsection 3.1.2. If after the expiration of the Due Diligence Period Buyer conducts further Due Diligence, Buyer acknowledges and agrees that, except as expressly provided in Section 8.1 below, Buyer shall have no further right to terminate this Agreement with respect to such further Due Diligence or otherwise in accordance with this Article 5.
5.4Release. UPON CLOSING, BUYER, FOR ITSELF AND ITS AGENTS, AFFILIATES, SUCCESSORS AND ASSIGNS, SHALL BE DEEMED TO HAVE RELEASED, ACQUITTED AND FOREVER DISCHARGED SELLER AND (AS THE CASE MAY BE) SELLER'S OFFICERS, DIRECTORS, MEMBERS, SHAREHOLDERS, TRUSTEES, PARTNERS, EMPLOYEES, MANAGERS, AGENTS AND AFFILIATES FROM ANY AND ALL RIGHTS, CLAIMS, DEMANDS, CAUSES OF ACTIONS, LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING ATTORNEYS' FEES AND DISBURSEMENTS WHETHER THE SUIT IS INSTITUTED OR NOT) WHETHER KNOWN OR UNKNOWN, LIQUIDATED OR CONTINGENT, WHICH BUYER HAS OR MAY HAVE IN THE FUTURE, ARISING FROM OR RELATING TO (I) ANY DEFECTS (PATENT OR LATENT), ERRORS OR OMISSIONS IN THE DESIGN OR CONSTRUCTION OF THE PROPERTY WHETHER THE SAME ARE THE RESULT OF NEGLIGENCE OR OTHERWISE, OR (II) ANY OTHER CONDITIONS AFFECTING THE PROPERTY WHETHER THE SAME ARE A RESULT OF NEGLIGENCE OR OTHERWISE, WHETHER ARISING BASED ON EVENTS THAT OCCURRED BEFORE, DURING, OR AFTER SELLER'S PERIOD OF OWNERSHIP OF THE PROPERTY AND WHETHER BASED ON THEORIES OF INDEMNIFICATION, CONTRIBUTION OR OTHERWISE. THE RELEASE SET FORTH HEREIN DOES NOT APPLY TO (I) THE REPRESENTATIONS OF SELLER EXPRESSLY SET FORTH IN THIS AGREEMENT, OR (II) ANY INDEMNITY OR WARRANTY EXPRESSLY MADE BY SELLER IN ANY DOCUMENT DELIVERED BY SELLER AT CLOSING. THE PARTIES SPECIFICALLY ACKNOWLEDGE THAT THE ATHENA LEASE SHALL REMAIN IN FULL FORCE AND EFFECT, ALL RIGHTS THEREUNDER SHALL REMAIN UNDISTURBED IN THE EVENT THAT THE CLOSING DOES NOT OCCUR, AND BUYER'S RIGHTS AS TENANT UNDER THE ATHENA LEASE SHALL SURVIVE CLOSING AND NOT BE MERGED THEREIN. BUYER HEREBY SPECIFICALLY ACKNOWLEDGES THAT BUYER HAS CAREFULLY REVIEWED THIS SUBSECTION AND DISCUSSED ITS IMPORT WITH LEGAL COUNSEL AND THAT THE PROVISIONS OF THIS SUBSECTION ARE A MATERIAL PART OF THIS AGREEMENT.
5.5No Assumption of Employee Claims. Seller agrees that Buyer has no obligation to assume any obligations to (or regarding the employment of), any individuals previously or currently employed by Seller or Seller's agents in the management, ownership or operation of the Real Property. Buyer shall not assume, shall not take subject to and shall not be liable for, any liabilities or obligations of any kind or nature, whether absolute, contingent, accrued, known or unknown, (i) to former or current employees of Seller or Seller's agents, including, without limitation, any liabilities or obligations of Seller or Seller's agents in connection with any employee benefit plans or collective bargaining agreements, employment agreements or other similar arrangement, any liabilities or obligations with respect to employment arising under any federal, state or municipal statute or common law, or any liabilities or obligations in respect of retiree health benefits, or (ii) with respect to severance payments or other termination payments owing by Seller to any of Seller's former or current employees (collectively, “Employee Claims”). The provisions of this paragraph shall survive the Closing,
ARTICLE 6 - ADJUSTMENTS AND PRORATIONS
The following adjustments and prorations shall be made at Closing:
6.1Lease Rentals and Other Revenues.
6.1.1Rents. All collected Rents shall be prorated between Seller and Buyer as of the day prior to the Closing Date. Seller shall be entitled to all Rents attributable to any period to but not including the Closing Date. Buyer shall be entitled to all Rents attributable to any period on and after the Closing Date. Rents not collected as of the Closing Date shall not be prorated at the time of Closing. After Closing, Buyer shall make a good faith effort to collect any Rents not collected as of the Closing Date on Seller's behalf and to tender the same to Seller upon receipt (which obligation of Buyer shall survive the Closing and not be merged therein); provided, however, that all Rents collected by Buyer on or after the Closing Date shall first be applied to all amounts due under the Leases at the time of collection (i.e., current Rents and sums due Buyer as the current owner and landlord) with the balance (if any) payable to Seller, but only to the extent of amounts delinquent and actually due Seller. Buyer shall not have an exclusive right to collect the sums due Seller under the Leases and Seller hereby retains its rights to pursue claims against any tenant under the Leases for sums due with respect to periods prior to the Closing Date; provided, however, that Seller (i) shall be required to notify Buyer in writing of its intention to commence or pursue such legal proceedings; (ii) shall only be permitted to commence or pursue any legal proceedings after the date which is six (6) months after Closing; and (iii) shall not be permitted to commence or pursue any legal proceedings against any tenant seeking eviction of such tenant or the termination of the underlying lease. The terms of the immediately preceding sentence shall survive the Closing and not be merged therein.
6.1.2Other Revenues. Revenues from Property operations [other than Rents (which shall be prorated as provided in Subsection 6.1.1), security deposits (which will be apportioned as provided in Section 6.6), and pre-paid installments or other payments under Contracts (which shall be the sole property of Seller)], that are actually collected shall be prorated between Buyer and Seller as of 12:01 a.m. on the Closing Date. Seller shall be entitled to all such revenues attributable to any period to but not including the Closing Date and Buyer shall be entitled to all such revenues attributable to any period on and after the Closing Date. After Closing, Buyer shall make a good faith effort to collect any such revenues not collected as of the Closing Date on Seller's behalf and to tender the same to Seller upon receipt (which obligation of Buyer shall survive the Closing and not be merged therein). Buyer shall not have an exclusive right to collect such revenues and Seller hereby retains its rights to pursue claims against any parties for sums due with respect to periods prior to the Closing Date, provided, however, that Seller (i) shall be required to notify Buyer in writing of its intention to commence or pursue such legal proceedings; and (ii) shall not be permitted to commence or pursue any legal proceedings against any tenant seeking eviction of such tenant or the termination of the underlying lease. The terms of the immediately preceding sentence shall survive the Closing and not be merged therein.
6.2Intentionally Omitted.
6.3Real Estate and Personal Property Taxes.
6.3.1Proration of Ad Valorem Taxes. Buyer and Seller shall prorate real estate taxes and unmetered water and sewer charges and any and all other municipal or governmental assessments of any and every nature levied or imposed upon the Property, on the basis of the fiscal year or calendar year for which assessed. The parties acknowledge that Seller's actual payment obligations pursuant to the PILOT Agreement with respect to real estate taxes and payments in lieu of taxes may be greater than the amounts otherwise allocable to Seller pursuant to the foregoing sentence. Seller shall be responsible for all amounts payable under the PILOT Agreement.
6.3.2Proration of Real Estate Taxes. The proration of the real estate taxes actually due and payable during the Closing Tax Year shall be calculated as follows:
(a)Seller shall be responsible for that portion of such taxes equal to (i) the total such taxes due and payable during the Closing Tax Year, multiplied by (ii) a fraction, the numerator of which shall be the number of days in the Closing Tax Year prior to the Closing Date, and the denominator of which shall be 365; and
(b)Buyer shall be responsible for that portion of such taxes equal to (i) the total such taxes due and payable during the Closing Tax Year, multiplied by (ii) a fraction, the numerator of which shall be the number of days in the Closing Tax Year subsequent to and including the Closing Date, and the denominator of which shall be 365.
6.3.3Special Assessments. Seller shall pay all installments of special assessments due prior to the Closing Date and Buyer shall pay all installments of special assessments due and payable on and after the Closing Date; provided, however, that Seller shall not be required by the foregoing to pay any installments of special assessments which have not been confirmed or which relate to projects that have not been completed on the date hereof.
6.3.4Tenant Reimbursements. Notwithstanding the foregoing terms of this Article 6, Seller shall have no obligation to pay (and Buyer shall not receive a credit at Closing for) any real estate or personal property taxes or special assessments to the extent that Buyer is entitled after Closing to reimbursement of taxes and assessments, or the recovery of any increase in taxes and assessments, from the tenants under the Leases, regardless of whether Buyer actually collects such reimbursement or increased taxes and assessments from such tenants, it being understood and agreed by Buyer and Seller that (a) as between Buyer and Seller, Buyer shall be responsible for payment of all of such real estate or personal property taxes and assessments, and (b) the burden of collecting such reimbursements shall be solely on Buyer. Furthermore, Seller and Buyer acknowledge and agree that, notwithstanding any provision in any of the Leases to the contrary, the tax reimbursement payments to be paid by tenants of the Property during the Closing Tax Year are to be applied to pay the real estate taxes due and payable during the Closing Tax Year and, therefore, Buyer shall not receive a credit for any amounts due and payable by tenants of the Property prior to the Closing as real estate tax reimbursements.
6.4Other Property Operating Expenses. Operating expenses for the Property shall be prorated as of 12:01 a.m. on the Closing Date. Seller shall pay all utility charges and other operating expenses attributable to the Property to, but not including the Closing Date (except for those utility charges and operating expenses payable by tenants in accordance with the Leases) and Buyer shall pay all utility charges and other operating expenses attributable to the Property on or after the Closing Date. To the extent that the amount of actual consumption of any utility services is not determined prior to the Closing Date, a proration shall be made at Closing based on the last available reading and post-closing adjustments between Buyer and Seller shall be made within twenty (20) days of the date that actual consumption for such pre-closing period is determined, which obligation shall survive the Closing and not be merged therein. Seller shall not assign to Buyer any deposits which Seller has with any of the utility services or companies servicing the Property. Buyer shall arrange with such services and companies to have accounts opened in Buyer's name beginning at 12:01 a.m. on the Closing Date. Notwithstanding the foregoing terms of this section, Seller shall have no obligation to pay (and Buyer shall not receive a credit at Closing for) any operating expenses to the extent that Buyer is entitled after Closing to reimbursement of operating expenses, or the recovery of any increase in operating expenses, from the tenants under the Leases, regardless of whether Buyer actually collects such reimbursement or increased operating expenses from such tenants, it being understood and agreed by Buyer and Seller that (a) as between Buyer and Seller, Buyer shall be responsible for payment of all of such operating expenses, and (b) the burden of collecting such reimbursements shall be solely on Buyer.
6.5Closing Costs. Buyer shall pay the following costs and expenses associated with the Transaction: (a) all premiums and charges of the Title Company for the Title Commitment and the Owner's Title Policy (including any extended coverage and endorsements), (b) the cost of the Survey, (c) all recording and filing charges in connection with the instruments by which Seller conveys the Property, (d) all escrow charges, (e) the commission due Buyer's Broker, (f) all costs of Buyer's Due Diligence, including fees due its consultants and attorneys, (g) all lenders' fees related to any financing to be obtained by Buyer, and (h) all other costs and expenses which are customarily borne by a purchaser of commercial property in the Commonwealth of Massachusetts. Seller shall pay the following costs and expenses associated with the Transaction: (a) all deed excise stamp taxes, (b) all fees due its attorneys, (c) all costs incurred in connection with causing the Title Company to Remove any Required Removal Exceptions or to Remove any other Title Objections to the extent Seller specifically agreed in writing, at or prior to Closing, to cause Removal of such matter pursuant to Section 4.2.1 hereof, it being understood for purposes of this sentence that nothing in this Agreement or any prior understanding or agreement of the parties shall be construed to obligate Seller to so Remove or agree to Remove any such matter, and (d) all other costs and expenses which are customarily borne by a seller of commercial property in the Commonwealth of Massachusetts. The obligations of the parties under this Section 6.5 shall survive the Closing (and not be merged therein) or any earlier termination of this Agreement.

6.6Cash Security Deposits. At Closing, Seller shall give Buyer a credit against the Purchase Price in the aggregate amount of any cash security deposits then held by Seller under the Leases.
6.7Apportionment Credit. In the event the apportionments to be made at the Closing result in a credit balance (a) to Buyer, such sum shall be paid at the Closing by giving Buyer a credit against the Purchase Price in the amount of such credit balance, or (b) to Seller, Buyer shall pay the amount thereof to Seller at the Closing by wire transfer of immediately available funds to the account or accounts to be designated by Seller for the payment of the Purchase Price.
6.8Delayed Adjustment; Delivery of Operating and Other Statements. If at any time following the Closing Date, the amount of an item listed in any section of this Article 6 shall prove to be incorrect (whether as a result of an error in calculation or a lack of complete and accurate information as of the Closing), the party in whose favor the error was made shall promptly pay to the other party the sum necessary to correct such error upon receipt of proof of such error, provided that such proof is delivered to the party from whom payment is requested on or before one (1) year after Closing (such period being referred to herein as the “Post Closing Adjustment Period”). In order to enable Seller to determine whether any such delayed adjustment is necessary, Buyer shall provide to Seller such documentation as may be reasonably necessary to make any such determination no later than the date one (1) month prior to the expiration of the Post-Closing Adjustment Period. The provisions of this Section 6.8 shall survive the Closing and not be merged therein.
ARTICLE 7 - CLOSING
Buyer and Seller hereby agree that the Transaction shall be consummated as follows:
7.1Closing Date. Subject to Seller's right to extend the Closing as provided in this Agreement, Closing shall occur on the Closing Date. The parties shall endeavor to conduct an escrow-style closing through the Title Company (or such other party selected by Buyer and Seller) so that it will not be necessary for any party to attend the Closing. If, however, either Buyer or Seller determines in good faith that such an escrow Closing is not practical, Buyer and Seller shall conduct a “pre-closing” at 10:00 a.m. Eastern Time on the last Business Day prior to the Closing Date at the offices of Seller's attorney with title transfer and payment of the Purchase Price to be completed on the Closing Date as set forth in Section 7.2. Time is of the essence with respect to the Closing.
7.2Title Transfer and Payment of Purchase Price. Provided all conditions precedent to Seller's obligations hereunder have been satisfied, Seller agrees to convey good, clear, record and marketable title to the Property to Buyer upon confirmation of receipt of the Purchase Price by the Escrow Agent as set forth below. Provided all conditions precedent to Buyer's obligations hereunder have been satisfied, Buyer agrees to pay the amount specified in Article 3 by timely delivering the same to the Escrow Agent no later than 11:00 a.m. Eastern Time on the Closing Date and causing the Escrow Agent to deposit the same in Seller's designated account by 12:00 noon Eastern Time on the Closing Date. In addition, for each full or partial day after 12:00 noon Eastern Time on the Closing Date that Seller has not received in its account the payment specified in Article 3, Buyer shall pay to Seller at Closing (and as a condition thereto) an amount equal to one (1) day's interest on the unpaid funds at the rate per annum equal to the “prime rate” as such rate is reported in the “Money Rates” section of The Wall Street Journal, as published and distributed in New York, New York, in effect from time to time.
7.3Seller's Closing Deliveries. At the Closing, Seller shall deliver or cause to be delivered the following to the Title Company:
(a)Deed. A quitclaim deed substantially in the form of Exhibit C attached hereto and incorporated herein by this reference (“Deed”) executed and acknowledged by Seller.
(b)Bill of Sale. A bill of sale substantially in the form of Exhibit D attached hereto and incorporated herein by this reference (“Bill of Sale”) executed by Seller.
(c)Assignment and Assumption of Space Leases. The Assignment and Assumption of Space Leases substantially, in the form of Exhibit E attached hereto and incorporated herein by this reference (“Assignment of Leases”) executed by Seller.
(d)Assignment of Intangible Property. An assignment and assumption of the Contracts required to be assumed by Buyer pursuant to Section 10.2.1(c) below and the Other Property Rights (to the extent the same are not transferred by the Deed, Bill of Sale or Assignment of Leases) substantially in the form of Exhibit F attached hereto and incorporated herein by this reference (“Assignment of Intangible Property”) executed by Seller.
(e)Notice to Tenants. A single form letter in the form of Exhibit G attached hereto and incorporated herein by this reference, executed by Seller, duplicate copies of which shall be sent by Buyer after Closing to each tenant under the Leases.
(f)Non-Foreign Status Affidavit. A non-foreign status affidavit in the form of Exhibit H attached hereto and incorporated herein by this reference, as required by Section 1445 of the Internal Revenue Code, executed by Seller.
(g)Evidence of Authority. Documentation to establish to Buyer's reasonable satisfaction the due authorization of Seller's execution of this Agreement and all documents contemplated by this Agreement and the consummation of the Transaction.
(h)Closing Statement. A Closing Statement which shall, among other items, set forth the Purchase Price, all credits against the Purchase Price, the amounts of all prorations and other adjustments to the Purchase Price and all disbursements made at Closing on behalf of Buyer and Seller. (the “Closing Statement”).
(i)Title Affidavit. A Title Affidavit in the form of Exhibit I attached hereto and incorporated herein by this reference.

(j)Other Documents. Such other documents as may be reasonably required by the Title Company, as may be agreed upon by Seller and Buyer, or as may be reasonably required by Buyer's insurance company, to consummate the Transaction.
(k)Letters of Credit as Tenant Security Deposits. The tenants listed on Exhibit M attached hereto have security deposits which are in the form of letters of credit. Seller shall, if such letter of credit may be assigned or otherwise transferred by Seller, (i) deliver to Buyer at the Closing such letters of credit, and (ii) execute and deliver such other instruments as the issuers of such letters of credit shall reasonably require. If such letters of credit cannot be assigned or otherwise transferred, Seller shall cooperate with Buyer to change the named beneficiary under such letters of credit to Buyer so long as Seller does not incur any additional liability or expense in connection therewith. Seller shall bear any expense associated with such transfers.
(l)Keys and Original Documents. Keys to all locks on the Real Property in Seller's or Seller's building manager's possession and originals or, if originals are not available, copies, of all of the Property Documents, to the extent not previously delivered to Buyer.
(m)Estoppel Letters. To the extent in Seller's possession, but in any event as a condition precedent to Buyer's obligation to close the Transaction, executed estoppel certificates (collectively, the “Tenant Estoppels”) from tenants (including the Required Tenants) of the Property leasing in the aggregate not less than 100% of the rentable square footage of the Property currently subject to Leases, each of which (i) shall be dated no earlier than forty-five (45) days prior to the initially scheduled Closing Date, and (ii) shall be substantially in the form of Exhibit J-1 attached hereto and incorporated herein by this reference (the “Estoppel Condition”). In the event Seller cannot for any reason obtain the Tenant Estoppels, Seller, at its option, may satisfy the Estoppel Condition with respect to any tenant(s) other than the Required Tenants by delivering to Buyer, an estoppel certificate in the form of Exhibit J-2 attached hereto and incorporated herein by this reference for tenant(s) which (together with the estoppel certificates actually obtained from tenants) occupy all of the rentable square feet currently subject to Leases. Seller's failure to satisfy the Estoppel Condition shall not be a default by Seller hereunder. In the event of such failure, Buyer's sole remedy shall be to either (i) waive the Estoppel Condition and proceed to Closing without any reduction in the Purchase Price, or (ii) terminate this Agreement, in which event the Deposit shall be returned to Buyer and the parties shall have no further rights or obligations hereunder except for obligations which expressly survive the termination of this Agreement. Seller's liability under each Seller's representation letter shall expire and be of no further force or effect on the earlier of (A) ninety (90) days following the Closing Date, and (B) the date that Buyer receives an estoppel certificate with respect to any such tenant.
The items to be delivered by Seller in accordance with the terms of this Section 7.3 shall be delivered to the Title Company no later than 5:00 p.m. Eastern Time on the last Business Day prior to the Closing Date, except that the items in the paragraph entitled “Keys and Original Documents” and any tenant estoppel certificates shall be delivered by Seller outside of escrow and shall be deemed delivered if the same are located at the Property on the Closing Date and Buyer has been notified of their location at the Property by Seller.
7.4Buyer Closing Deliveries. At the Closing, Buyer shall deliver or cause to be delivered the following to the Escrow Agent (with respect to Section 7.4(a)) or the Title Company (with respect to 7.4(b) through (g)), as applicable:
(a)Purchase Price. The Purchase Price, as adjusted for apportionments and other adjustments required under this Agreement, plus any other amounts required to be paid by Buyer at Closing.
(b)Assignment of Leases. The Assignment of Leases executed and acknowledged by Buyer.
(c)Assignment of Intangible Property. The Assignment of Intangible Property executed and acknowledged by Buyer.
(d)Evidence of Authority. Documentation to establish to Seller's reasonable satisfaction the due authorization of Buyer's acquisition of the Property and Buyer's execution of this Agreement and the documents required to be delivered by Buyer pursuant to this Agreement and the consummation of the Transaction.
(e)Closing Statement. The Closing Statement.
(f)Other Documents. Such other documents as may be reasonably required by the Title Company, as may be agreed upon by Seller and Buyer, or as may be reasonably required by Buyer's insurance company, to consummate the Transaction.
The Purchase Price shall be paid in accordance with the terms of Section 7.2 hereof and the items to be delivered by Buyer in accordance with the terms of Subsections (b) and following of this Section 7.4 shall be delivered to the Title Company no later than 5:00 p.m. Eastern Time on the last Business Day prior to the Closing Date.
ARTICLE 8 - CONDITIONS TO CLOSING
8.1Conditions to Seller's Obligations. Seller's obligation to close the Transaction is conditioned on all of the following, any or all of which may be waived by Seller by an express written waiver, at its sole option:
(a)Representations True. All representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects on and as of the Closing Date, as if made on and as of such date except to the extent they expressly relate to an earlier date;
(b)Buyer's Financial Condition. No petition has been filed by or against Buyer under the Federal Bankruptcy Code or any similar state or federal Law, whether now or hereafter existing; and

(c)Buyer's Deliveries Complete. Buyer shall have delivered the funds required hereunder and all of the documents to be executed by Buyer set forth in Section 7.4 and shall have performed all other covenants, undertakings and obligations, and complied with all conditions required by this Agreement, to be performed or complied with by Buyer at or prior to the Closing.
8.2Conditions to Buyer's Obligations. Buyer's obligation to close the Transaction is conditioned on all of the following, any or all of which may be expressly waived by Buyer in writing, at its sole option:
(a)Representations True. Subject to the provisions of Section 9.3, all representations and warranties made by Seller in this Agreement, as the same may be cured as provided in Section 9.3, shall be true and correct in all material respects on and as of the Closing Date, as if made on and as of such date except to the extent that they expressly relate to an earlier date.
(b)Title. At the time of Closing, title to the Property shall be as provided in Article 4 of this Agreement.
(c)Seller's Deliveries Complete. Seller shall have delivered all of the documents and other items required pursuant to Section 7.3 and shall have performed all other covenants, undertakings and obligations, and complied with all conditions required by this Agreement, to be performed or complied with by Seller at or prior to the Closing.
(d)HBSP Lease Amendment. Seller shall have delivered to Buyer a copy of an amendment to that certain Lease by and between Seller (as successor to Charles River Business Associates, LLC), as landlord, and Harvard Business School Publishing, as tenant, dated as of November 30, 1998, as amended, amending the expiration date to be on or prior to December 31, 2017.
(e)Tenant Estoppels. Seller shall have satisfied the condition with respect to Tenant Estoppels set forth in Subsection 7.3(m).
(f)Condition of Property. On the Closing Date, subject to the provisions of Article 12 below, the Property shall be in substantially the same condition that it is at the expiration of the Due Diligence Period, reasonable wear and tear excepted, Seller having removed all vehicles, equipment, tools, and goods; except for such vehicles, equipment, tools and goods as shall be conveyed to Buyer pursuant to the Bill of Sale.
8.3Waiver of Failure of Conditions Precedent. At any time or times on or before the date specified for the satisfaction of any condition, Seller or Buyer may elect in writing to waive the benefit of any such condition set forth in Section 8.1 or Section 8.2, respectively. By closing the Transaction, Seller and Buyer shall be conclusively deemed to have waived the benefit of any remaining unfulfilled conditions set forth in Section 8.1 and Section 8.2, respectively. In the event any of the conditions set forth in Section 8.1 or Section 8.2 are neither waived nor fulfilled, Seller or Buyer (as appropriate) may exercise such rights and remedies, if any, that such party may have pursuant to the terms of Article 11 hereof.

ARTICLE 9 - REPRESENTATIONS AND WARRANTIES
9.1Buyer's Representations. Buyer represents and warrants to, and covenants with, Seller as follows:
9.1.1Buyer's Authorization. Buyer (a) is duly organized (or formed), validly existing and in good standing under the Laws of its State of organization and, as and to the extent required by Laws for this Transaction, the Commonwealth of Massachusetts, (b) is authorized to consummate the Transaction and fulfill all of its obligations hereunder and under all documents contemplated hereunder to be executed by Buyer, and (c) has all necessary power to execute and deliver this Agreement and all documents contemplated hereunder to be executed by Buyer, and to perform all of its obligations hereunder and thereunder. This Agreement and all documents contemplated hereunder to be executed by Buyer, have been duly authorized by all requisite partnership, corporate or other required action on the part of Buyer and are the valid and legally binding obligation of Buyer, enforceable in accordance with their respective terms. Neither the execution and delivery of this Agreement and all documents contemplated hereunder to be executed by Buyer, nor the performance of the obligations of Buyer hereunder or thereunder will result in the violation of any Law or any provision of the organizational documents of Buyer or will conflict with any order or decree of any court or governmental instrumentality of any nature by which Buyer is bound.
9.1.2Buyer's Financial Condition. No petition has been filed by or against Buyer under the Federal Bankruptcy Code or any similar state or federal Law.
9.1.3Patriot Act. Buyer is not, and will not be, a Person with whom Seller is restricted from doing business with under the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, H.R. 3162, Public Law 107-56 and Executive Order Number 13224 on Terrorism Financing, effective September 24, 2001 and regulations promulgated pursuant thereto (collectively, “Anti-Terrorism Laws”), including persons and entities named on the Office of Foreign Asset Control Specially Designated Nationals and Blocked Persons List.
9.1.4Buyer's representations contained in this Section 9.1 shall survive the Closing and not be merged therein for a period of one hundred eighty (180) and Buyer shall only be liable to Seller hereunder for a breach of Buyer's representations made in this Section 9.1 or in any of the documents executed by Buyer at the Closing with respect to which a claim is made by Seller against Buyer on or before one hundred eighty (180) days after the date of the Closing.
9.2Seller's Representations. Seller represents and warrants to Buyer as follows:
9.2.1Seller's Authorization. Seller (a) is duly organized (or formed), validly existing and in good standing under the Laws of the Commonwealth of Massachusetts, (b) is authorized to consummate the Transaction and fulfill all of its obligations hereunder and under all documents contemplated hereunder to be executed by Seller, and (c) has all necessary power to execute and deliver this Agreement and all documents contemplated hereunder to be executed by Seller, and to perform all of its obligations hereunder and thereunder. This Agreement and all documents contemplated hereunder to be executed by Seller, have been duly authorized by all requisite partnership, corporate or other required action on the part of Seller and are the valid and legally binding obligation of Seller, enforceable in accordance with their respective terms. Neither the execution and delivery of this Agreement and all documents contemplated hereunder to be executed by Seller, nor the performance of the obligations of Seller hereunder or thereunder will result in the violation of any Law or any provision of the organizational documents of Seller or will conflict with any order or decree of any court or governmental instrumentality of any nature by which Seller is bound.
9.2.2Other Seller's Representations. To Seller's Knowledge:
(a)Except as listed in Exhibit K attached hereto and incorporated herein by this reference, Seller has not received any written notice of any current or pending litigation against Seller relating to the Property which would, if determined adversely to Seller, materially adversely affect the Property.
(b)As of the Effective Date, except as set forth in Exhibit B attached hereto, there are no currently effective leasing commission agreements with respect to the Property.
(c)As of the Effective Date, there are no outstanding tenant improvement allowances, rental abatements or other tenant allowances which are currently payable or which shall become payable prior to or after Closing, except as included in the Property Documents.
(d)As of the Effective Date, Seller has not entered into any material service, supply, maintenance or utility contracts, subcontracts or agreements affecting the Property which will be binding upon Buyer after the Closing other than (i) the Contracts listed in Exhibit B attached hereto, (ii) the Leases, and (iii) the Permitted Exceptions. Seller has delivered to Buyer true, complete and correct copies of the Leases and the Contracts.
(e)Except for defaults cured on or before the date hereof, Seller has not received or delivered any written notice of default under the terms of any of the Contracts or Leases except as listed in Exhibit K attached hereto.
(f)As of the Effective Date, the only tenants or subtenants of the Property are those listed in Exhibit L attached hereto and incorporated herein by this reference; provided, however, that the foregoing is not intended (and shall not be construed) as a representation by Seller of the parties that are in actual possession of any portion of the Property as there may be subtenants, licensees or assignees that are in possession of portions of the Property.
(g)Except for violations cured or remedied on or before the date hereof and except as listed in Exhibit K attached hereto, as of the date of this Agreement, Seller has not received any written notice from any governmental authority with respect to the violation of any zoning Law applicable to the Property.

(h)There are no pending, or to Seller's knowledge, threatened, condemnation or eminent domain proceedings relating to the Property.
(i)Seller has not granted any option to purchase or right of first refusal or first offer to any party to purchase any fee interest in any portion of the Property.
(j)No party constituting Seller is a “foreign person” as defined in Section 1445 of the Code.
(k)Seller is not a person with whom Buyer is restricted from doing business with under the Anti-Terrorism Laws.
(l)There are no actions, suits or proceedings pending or, to the knowledge of Seller, threatened in writing, against or affecting Seller which, if determined adversely to Seller, would adversely affect its ability to perform its obligations hereunder. Seller has not (a) made a general assignment for the benefit of creditors, (b) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition of Seller's creditors, (c) suffered the appointment of a receiver to take possession of all, or substantially all, of Seller's assets, (d) suffered the attachment or other judicial seizure of all, or substantially all, of Seller's assets, (e) admitted in writing it inability to pay its debts as they come due or (f) made an offer of settlement, extension or composition to its creditors generally. Seller has full right, power and authority and is duly authorized to enter into this Agreement, to perform each of the covenants on its part to be performed hereunder and to execute and deliver, and to perform its obligations under all documents required to be executed and delivered by it pursuant to this Agreement.
(m)Except as set forth in the Data, Seller has not received any written notice, whether formal or informal, from any governmental authority of: (1) the presence of any hazardous materials at the Property in violation of any applicable environmental laws or that require any remediation or investigation; or (2) the presence of any underground storage tanks on any portion of the Property.
(n)To Seller's Knowledge, Data delivered to Buyer for purposes of Buyer's Environmental Due Diligence review included the results of the Designated Employee's duty of reasonable inquiry as provided in the definition of “Seller's Knowledge” contained herein.
(o)    The Designated Employee is the individual who has been primarily responsible for the management of the Property on behalf of Seller since Seller's acquisition of the Property. Throughout the period of time that the Seller has occupied the Property, the Designated Employee has been the Seller employee primarily responsible for managing the Property and in such capacity would have knowledge of any material decisions regarding environmental compliance or decisions with respect to the Property and to whom any material notice regarding the environmental condition of the Property would be disclosed if delivered to the third-party manager of the Property and/or the department of Seller responsible for the management of the Property.

9.2.3Designated Employee. The Designated Employee shall act as a liaison for Seller with respect to the Property and Buyer may contact any Designated Employee with any inquiries regarding Buyer's Due Diligence or any matter relating to the Property. There shall be no personal liability on the part of a Designated Employee arising out of any of the Seller's Warranties.
9.3General Provisions.
9.3.1No Representation As to Leases. Seller does not represent or warrant that any particular Lease or Leases will be in force or effect on the Closing Date or that the tenants will have performed their obligations thereunder.
9.3.2Intentionally Omitted.
9.3.3Notice of Breach; Seller's Right to Cure. If after the Effective Date but prior to the Closing, Buyer or any Buyer's Representative obtains actual knowledge that any of Seller's Warranties are untrue, inaccurate or incorrect in any material respect, Buyer shall give Seller written notice thereof within five (5) Business Days of obtaining such knowledge (but, in any event, prior to the Closing). If at or prior to the Closing, Seller obtains actual knowledge that any of Seller's Warranties are untrue, inaccurate or incorrect in any material respect, Seller shall give Buyer written notice thereof within five (5) Business Days of obtaining such knowledge (but, in any event, prior to the Closing). In either such event, Seller shall have the right to cure such misrepresentation or breach and shall be entitled to a reasonable adjournment of the Closing (not to exceed thirty (30) days) for the purpose of such cure, provided, however, that Seller shall not have the right to extend the Closing Date if a misrepresentation or breach is of the nature that it cannot be cured. If Seller is unable to so cure any misrepresentation or breach, then Buyer, as its sole remedy for any and all such materially untrue, inaccurate or incorrect material representations or warranties, shall elect either (a) to waive such misrepresentations or breaches of representations and warranties and consummate the Transaction without any reduction of or credit against the Purchase Price, or (b) to terminate this Agreement by written notice given to Seller on the Closing Date, in which event this Agreement shall be terminated the Deposit shall be returned to Buyer and, thereafter, neither party shall have any further rights or obligations hereunder except as provided in any section hereof that by its terms expressly provides that it survives any termination of this Agreement. If any of Seller's Warranties are untrue, inaccurate or incorrect but are not, in the aggregate, untrue, inaccurate or incorrect in any material respect, Buyer shall be deemed to waive such misrepresentation or breach of warranty, and Buyer shall be required to consummate the Transaction without any reduction of or credit against the Purchase Price. The untruth, inaccuracy or incorrectness of Seller's Warranties shall be deemed material only if Buyer's aggregate damages resulting from the untruth, inaccuracy or incorrectness of Seller's Warranties are reasonably estimated to exceed $250,000.00. Notwithstanding the foregoing, in the event that any of the Seller's Warranties are untrue, inaccurate or incorrect in any material respect as a result of an intentional misrepresentation made by Seller and Buyer elects to terminate this Agreement, then Buyer may, in addition to all other remedies available to Buyer under this Agreement, recover from Seller all actual third party costs incurred by Buyer in the performance of Buyer's Due Diligence up to the point of Buyer's discovery of the intentional misrepresentation. In the event that any of Seller's Warranties are untrue, inaccurate or incorrect in any material respect as a result of a negligent misrepresentation made by Seller and Buyer elects to terminate this Agreement, then Buyer may, in addition to all other remedies available to Buyer hereunder, recover from Seller at actual third party costs incurred by Buyer in the performance of Buyer's Due Diligence up to the point of Buyer's discovery of the negligent misrepresentation in an amount not to exceed $250,000.00 in the aggregate.
9.3.4Survival; Limitation on Seller's Liability. Seller's Warranties, with the exception of Seller's quitclaim covenants contained in the Deed, shall survive the Closing and not be merged therein for a period of one hundred eighty (180) days and Seller shall only be liable to Buyer hereunder for a breach of Seller's Warranties made herein or in any of the documents executed by Seller at the Closing with respect to which a claim is made by Buyer against Seller on or before one hundred eighty (180) days after the date of the Closing. Anything in this Agreement to the contrary notwithstanding, the maximum aggregate liability of Seller for breaches of Seller's Warranties shall be limited as set forth in Section 15.14 hereof.
9.3.5Mutual Indemnifications.
(a)Subject to the limitations set forth in Section 9.3.4 and Section 15.14, from and after the Closing, Seller shall indemnify Buyer and defend and hold Buyer harmless from and against any and all claims, demands, liabilities, costs, expenses, penalties, damages and losses, including reasonable attorneys' fees, resulting from any misrepresentation or any material breach of a representation or warranty by Seller in this Agreement or in any document, certificate, or exhibit given or delivered by Seller pursuant to or in connection with this Agreement.
(b)Subject to the limitations set forth in Section 9.1.4, from and after the Closing, Buyer shall indemnify Seller and defend and hold Seller harmless from and against any and all claims, demands, liabilities, costs, expenses, penalties, damages and losses, including reasonable attorneys' fees, resulting from any misrepresentation or any material breach of a representation or warranty by Buyer in this Agreement or in any document, certificate, or exhibit given or delivered by Buyer pursuant to or in connection with this Agreement.
9.4As-Is Sale. Except for the obligations of Seller under this Agreement, Buyer agrees that the Property shall be sold, and Buyer shall accept possession of the Property on the Closing Date, strictly on an “as is, where is, with all faults” basis, and that, except as expressly provided for herein, such sale shall be without representation or warranty of any kind by Seller, express or implied.
ARTICLE 10 - COVENANTS
10.1Buyer's Covenants. Buyer hereby covenants as follows:
10.1.1Confidentiality. Buyer acknowledges that the Due Diligence Items furnished to Buyer with respect to the Property has been and will be so furnished on the condition that Buyer maintains the confidentiality thereof, except as otherwise expressly permitted in this Agreement. Accordingly, Buyer shall hold, and shall cause Buyer's Representatives to hold, in strict confidence, and Buyer shall not disclose, and shall prohibit

Buyer's Representatives from disclosing, to any other person without the prior written consent of Seller until the Closing shall have been consummated, (i) the terms of this Agreement, and (ii) any information contained in any Due Diligence Items. However, Seller hereby acknowledges that Buyer shall be required by law to disclose the terms of this Agreement to the Securities and Exchange Commission (“SEC”) for purposes of fulfilling Buyer's filing obligations with the SEC. In the event the Closing does not occur or this Agreement is terminated, Buyer shall promptly return to Seller all copies all Due Diligence Items without retaining any copy thereof or extract therefrom. Notwithstanding anything to the contrary hereinabove set forth, Buyer may disclose such information (a) on a need-to-know basis to its employees, members of professional firms serving it or potential lenders, all of whom shall be informed of the confidential nature of such information, and shall agree to be bound by the terms hereof, (b) as any governmental agency may require in order to comply with applicable Laws and determine whether government incentive programs are available with regard to Buyer's potential purchase and operation of the Property, and (c) to the extent that such information is a matter of public record. The provisions of this Subsection 10.1.1 shall survive any termination of this Agreement.
10.1.2Buyer's Indemnity. Subject to the limitations set forth in Section 9.1.4, Buyer hereby agrees to indemnify, defend, and hold Seller and each of the other Seller Parties free and harmless from and against any and all Liabilities (including reasonable attorneys' fees, expenses and disbursements) arising out of or resulting from (a) the breach of the terms of Subsection 10.1.1 or (b) the entry on the Real Property and/or the conduct of any Due Diligence by Buyer or any of Buyer's Representatives at any time prior to the Closing; provided, however, that Buyer's obligations under this clause (b) shall not apply to any claims of diminution in value of the Property as a consequence of the mere discovery of an pre-existing environmental or physical condition at the Property. The foregoing indemnity shall survive the Closing (and not be merged therein) or any earlier termination of this Agreement.
10.2Seller's Covenants. Seller hereby covenants as follows:
10.2.1Service Contracts.
(a)Without Buyer's prior consent, which consent shall not be unreasonably withheld or delayed, between the Effective Date and the Closing Date Seller shall not extend, renew, replace or modify any Contract or enter into any new service contract or agreement unless such Contract, service contract or agreement (as so extended, renewed, replaced or modified) can be terminated by the owner of the Property without penalty on not more than thirty (30) days' notice. Seller shall provide Buyer not less than five (5) Business Days' prior written notice to provide its consent to any such contract, extension, renewal, replacement or modification. If Buyer fails to object in writing to any such proposed action within five (5) Business Days after receipt of the aforementioned notice, Buyer shall be deemed to have approved the proposed action. Buyer, in its sole and absolute discretion, shall be entitled to grant or withhold its consent with respect to any such transaction that is proposed prior to Closing.
(b)On or before the Closing, Seller shall terminate any management agreements currently in effect with respect to the Property at the sole cost and expense of Seller.

(c)On or prior to the expiration of the Due Diligence Period, Buyer shall notify Seller of which Contracts, if any, Buyer wishes to assume at the Closing (any such contracts, the “Continuing Contracts”). Seller will provide a notice of termination for all other Contracts, provided that such Contracts can be terminated in accordance with their terms without the payment of a termination fee or penalty by Seller. Buyer shall assume at Closing (i) the Continuing Contracts, (ii) all other Contracts until such time as the termination of such Contracts by Seller shall become effective, and (iii) all Contracts that cannot be terminated in accordance with their terms or that cannot be terminated without payment of a termination fee or penalty by Seller.
10.2.2Maintenance of Property. Except to the extent Seller is relieved of such obligations by Article 12 hereof, between the Effective Date and the Closing Date Seller shall maintain and keep the Property in a manner consistent with Seller's past practices with respect to the Property and conduct business with respect to the Property in a commercially reasonable manner; provided, however, that, subject to Buyer's right to terminate this Agreement prior to the expiration of the Due Diligence Period in accordance with the terms of Article 5 hereof, Buyer hereby agrees that, except for breaches of this Section 10.2.2, Buyer shall accept the Property subject to, and Seller shall have no obligation to cure, (a) any violations of Laws, or (b) any physical conditions which would give rise to violations of Laws, whether the same now exist or arise prior to Closing. Between the Effective Date and the Closing Date, Seller will advise Buyer of any written notice Seller receives after the date hereof from any governmental authority of the violation of any Laws regulating the condition or use of the Property.
10.2.3Marketing. During the term of this Agreement, Seller will not market, solicit, or accept any offers, nor engage in any discussion concerning the sale of the Property other than the transaction contemplated by this Agreement.
10.2.4Insurance. During the term of this Agreement, Seller shall maintain the insurance with respect to the Property that is in place as of the Effective Date and maintain liability insurance in accordance with generally prevailing industry standards.
10.2.5Special Assessments. Seller shall deliver to Buyer copies of any written notices regarding special assessments with respect to the Property received by Seller after the Effective Date.
10.2.6Seller's Indemnity. Subject to the limitations set forth in Section 9.3.4, Seller shall indemnify Buyer and defend and hold Buyer harmless from and against any and all claims, demands, liabilities, costs, expenses, penalties, damages and losses, including reasonable attorneys' fees, asserted against, incurred or suffered by Buyer resulting from any personal injury or damage to property of third parties (except to the extent covered by Article 12 below) occurring in, on or about the Property or relating thereto and occurring during any period in which Seller or its affiliates owned the Property, from any cause whatsoever other than as a consequence of the acts or omissions of Buyer, its agents, employees or contractors. The foregoing indemnity shall survive the Closing (and not be merged therein) or any earlier termination of this Agreement.
10.3Mutual Covenants.

10.3.1Publicity. Seller and Buyer each hereby covenant and agree that (a) prior to the Closing neither Seller nor Buyer shall issue any Release (as hereinafter defined) with respect to the Transaction without the prior consent of the other, except to the extent required by applicable Law or to the extent the information contained in such Release is already in the public record, and (b) after the Closing, any Release issued by either Seller or Buyer shall be subject to the review and approval of both parties (which approval shall not be unreasonably withheld or delayed), except to the extent required by applicable Law or to the extent the information contained in such Release is already in the public record. If either Seller or Buyer is required by applicable Law to issue a Release, such party shall, at least two (2) Business Days prior to the issuance of the same, deliver a copy of the proposed Release to the other party for its review. As used herein, the term “Release” shall mean any press release or public statement with respect to the Transaction or this Agreement.
10.3.2Brokers. Seller and Buyer expressly acknowledge that Buyer's Broker (defined above) has acted as the exclusive broker with respect to the Transaction and with respect to this Agreement. Buyer shall pay any brokerage commission due to Buyer's Broker in accordance with the separate agreement between Buyer and Buyer's Broker. Seller agrees to hold Buyer harmless and indemnify Buyer from and against any and all Liabilities (including reasonable attorneys' fees, expenses and disbursements) suffered or incurred by Buyer as a result of any claims by any party claiming to have represented Seller as broker in connection with the Transaction. Buyer agrees to hold Seller harmless and indemnify Seller from and against any and all Liabilities (including reasonable attorneys' fees, expenses and disbursements) suffered or incurred by Seller as a result of any claims by Buyer's Broker or any other party claiming to have represented Buyer as broker in connection with the Transaction.
10.3.3Tax Protests, Tax Refunds and Credits. Seller shall have the right to continue and to control the progress of and to make all decisions with respect to any contest of the real estate taxes and personal property taxes for the Property due and payable during the Closing Tax Year and all prior Tax Years. Buyer shall have the right to control the progress of and to make all decisions with respect to any tax contest of the real estate taxes and personal property taxes for the Property due and payable during all Tax Years subsequent to the Closing Tax Year.
10.3.4Survival. The provisions of this Section 10.3 shall survive the Closing (and not be merged therein) or earlier termination of this Agreement.
ARTICLE 11 - FAILURE OF CONDITIONS
11.1To Seller's Obligations. If, on or before the Closing Date, (i) Buyer is in default of any of its obligations hereunder, or (ii) any of Buyer's representations or warranties are untrue in any material respect in the aggregate, or (iii) the Closing otherwise fails to occur by reason of Buyer's failure or refusal to perform its obligations hereunder in a prompt and timely manner, and such circumstance in (i), (ii) or (iii) continues for five (5) Business Days after written notice from Seller to Buyer, which written notice shall detail such default, untruth or failure, as applicable, then Seller may elect to (a) terminate this Agreement by written notice to Buyer, in which event neither party to this Agreement shall have any further rights or obligations hereunder other than any arising under any section herein which expressly provides that it survives the termination of this Agreement; or (b) waive the condition and proceed to close the Transaction. If this Agreement is so terminated, the parties acknowledge that it is impossible to compute exactly the damages which would accrue to Seller. The parties have taken these facts into account in setting the amount of the Deposit and hereby agree that: (a) such amount is the pre-estimate of such damages which would accrue to Seller; (b) such amount represents damages and not any penalty against Buyer; and (c) if this Agreement shall be terminated by Seller pursuant to this Section 11.1, the Deposit (to the extent previously deposited by Buyer with Escrow Agent) shall be paid to Seller and shall be Seller's full and liquidated damages in lieu of all other rights and remedies which Seller may have against Buyer at law or in equity, provided, however, notwithstanding the foregoing, Buyer shall be liable to Seller for the full amount of any damages arising out of or in connection with Buyer's indemnification obligations contained in Sections 9.3.5 and 10.1.2.
11.2To Buyer's Obligations. If, at the Closing, (i) Seller is in default of any of its obligations hereunder, or (ii) any of Seller's representations or warranties are untrue in any material respect in the aggregate, or (iii) the Closing otherwise fails to occur by reason of Seller's failure or refusal to perform its obligations hereunder in a prompt and timely manner, and such circumstance in (i), (ii) or (iii) continues for five (5) days after written notice from Buyer to Seller, which written notice shall detail such default, untruth or failure, as applicable, Buyer shall have the right, to elect, as its sole and exclusive remedy, to (a) terminate this Agreement by written notice to Seller, promptly after which the Deposit shall be returned to Buyer in which event neither party to this Agreement shall have any further rights or obligations hereunder other than any arising under any section herein which expressly provides that it survives the termination of this Agreement, or (b) waive the condition and proceed to close the Transaction, or (c) seek specific performance of this Agreement by Seller. As a condition precedent to Buyer exercising any right it may have to bring an action for specific performance hereunder, Buyer must commence such an action within sixty (60) days after Borrower has actual notice of the occurrence of Seller's default. Buyer agrees that its failure to timely commence such an action for specific performance within such sixty (60) day period shall be deemed a waiver by it of its right to commence an action for specific performance as well as a waiver by it of any right it may have to file or record a notice of lis pendens or notice of pendency of action or similar notice against any portion of the Property.
ARTICLE 12 - CONDEMNATION/CASUALTY
12.1Right to Terminate. If, after the date hereof, (a) any portion of the Property is taken by condemnation or eminent domain (or is the subject of a pending taking which has not yet been consummated), or (b) any portion of the Property is damaged or destroyed (excluding routine wear and tear), Seller shall notify Buyer in writing of such fact promptly (but in no event exceeding five (5) Business Days) after obtaining knowledge thereof (“Seller's Casualty Notice”). If the Property is the subject of a Major Condemnation that occurs after the date hereof, Buyer shall have the right to terminate this Agreement by giving written notice to Seller no later than ten (10) Business Days after receive of Seller's Casualty Notice, and the Closing Date shall be extended, if necessary, to provide sufficient time for Buyer to make such election. The failure by Buyer to so elect in writing to terminate this Agreement within ten (10) Business Days following receipt of Seller's Casualty Notice, shall be deemed an election not to terminate this Agreement. If this Agreement is terminated pursuant to this Section 12.1, the Deposit shall be returned to Buyer and, thereafter, this Agreement shall terminate and neither party to this Agreement shall have any further rights or obligations hereunder other than any arising under any section herein which expressly provides that it shall survive the termination of this Agreement.
12.2Allocation of Proceeds and Awards. If a condemnation or casualty occurs after the date hereof and this Agreement is not terminated as permitted pursuant to the terms of Section 12.1, then this Agreement shall remain in full force and effect, Buyer shall acquire the remainder of the Property upon the terms and conditions set forth herein and at the Closing:
(a)if the awards or proceeds, as the case may be, have been paid to Seller prior to Closing, Buyer shall receive a credit at Closing equal to (i) the amount of any such award or proceeds on account of such condemnation or casualty, plus (ii) if a casualty has occurred and such casualty is an insured casualty, an amount equal to Seller's deductible with respect to such casualty, less (iii) an amount equal to the Seller-Allocated Amounts; and
(b)to the extent that such award or proceeds have not been paid to Seller prior to Closing, (i) if a casualty has occurred and such casualty is an insured casualty, Buyer shall receive a credit at Closing equal to Seller's deductible with respect to such casualty, less an amount equal to the Seller-Allocated Amounts, and (ii) Seller shall assign to Buyer at the Closing (without recourse to Seller) the rights of Seller to, and Buyer shall be entitled to receive and retain, such awards or proceeds; provided, however, that within one (1) Business Day after receipt of such awards or proceeds, Buyer shall pay to Seller an amount equal to the Seller-Allocated Amounts not previously paid to Seller.
12.3Insurance. Seller shall maintain the property insurance coverage currently in effect for the Property, or comparable coverage, through the Closing Date.
12.4Waiver. The provisions of this Article 12 supersede the provisions of any applicable statutory or decisional law with respect to the subject matter of this Article 12.
ARTICLE 13 - ESCROW
The Deposit and any other sums (including, without limitation, any interest earned thereon) which the parties agree shall be held in escrow shall be held by the Escrow Agent, in trust, and disposed of only in accordance with the Escrow Agreement.
ARTICLE 14 - LEASE EXPENSES
14.1New Leases; Lease Modifications. After the Effective Date, except as may be permitted by the terms of this Section 14.1, Seller shall not, without Buyer's prior written consent, (a) enter into a New Lease; (b) modify or amend any Lease (except pursuant to the exercise by a tenant of a renewal, extension or expansion option or other right contained in such tenant's lease); or (c) consent to any assignment or sublease in connection with any Lease. Seller shall furnish Buyer with a written notice of the proposed action which shall contain information regarding the proposed action that Seller believes is reasonably necessary to enable Buyer to make informed decisions with respect to the advisability of the proposed action. If

Buyer fails to object in writing to any such proposed action within five (5) Business Days after receipt of the aforementioned information, Buyer shall be deemed to have approved the proposed action. Buyer's consent shall not be unreasonably withheld or delayed with respect to any such transaction that is proposed prior to the end of the Due Diligence Period. Buyer, in its sole and absolute discretion, shall be entitled to grant or withhold its consent with respect to any such transaction that is proposed between the end of the Due Diligence Period and the Closing. Notwithstanding the foregoing, if any Lease requires that the landlord's consent be given under the applicable circumstances (or not be unreasonably withheld), then Buyer shall be deemed ipso facto to have approved such action. Seller shall deliver to Buyer a true and complete copy of each such New Lease, renewal or extension agreement, modification, or amendment, as the case may be, promptly after the execution and delivery thereof. Notwithstanding anything contained in this Agreement to the contrary, during the term of this Agreement, Seller will not market or lease the following premises at the Property:
Building 43 - 28,579 SF, now or formerly leased to Isobar North America, Inc.
Building 60 - 13,000 SF
Building 118 1,345 SF, now or formerly leased to Netwatch (USA), LLC
Building 131- 5,339 SF, 2nd floor
Building 312 - 2,858 SF
Building 313 - 18,099 SF, 2nd floor
Building 313 - 10,315 SF, 1st floor
14.2Lease Enforcement. Prior to the Closing hereunder, Seller shall have the right, but not the obligation (except to the extent that Seller's failure to act shall constitute a waiver of such rights or remedies), to enforce the rights and remedies of the landlord under any Lease, by summary proceedings or otherwise (including, without limitation, the right to remove any tenant), and to apply all or any portion of any security deposits then held by Seller toward any loss or damage incurred by Seller by reason of any defaults by tenants, and the exercise of any such rights or remedies shall not affect the obligations of Buyer under this Agreement in any manner or entitle Buyer to a reduction in, or credit or allowance against, the Purchase Price or give rise to any other claim on the part of Buyer.
14.3Lease Expenses. At Closing, Buyer shall reimburse Seller for any and all Reimbursable Lease Expenses to the extent that the same have been paid by Seller prior to Closing. In addition, at Closing, Buyer shall assume Seller's obligations to pay, when due (whether on a stated due date or accelerated) any Reimbursable Lease Expenses unpaid as of the Closing, and Buyer hereby agrees to indemnify and hold Seller harmless from and against any and all Liabilities (including reasonable attorneys' fees, expenses and disbursements) with respect to such Reimbursable Lease Expenses which remain unpaid for any reason at the time of Closing, which obligations of Buyer shall survive the Closing and shall not be merged therein. Each party shall make available to the other all records, bills, vouchers and other data in such party's control verifying Reimbursable Lease Expenses and the payment thereof. At Closing, Seller shall pay any and all brokerage commissions and fees relating to New Leases (or Lease renewals, amendments or extensions) executed prior to the Effective Date, which brokerage commissions and amounts are set forth in Exhibit B attached hereto. In addition, Buyer shall receive a credit at Closing in an amount equal to the difference between what Seller has paid out- of-pocket for any tenant improvements allowance under the provisions of Leases entered into prior to the Effective Date, and the amount of any such tenant improvements allowance provided for in any such Lease entered into prior to the Effective Date, as reasonably determined by Seller.
ARTICLE 15 - MISCELLANEOUS
15.1Assignment. Buyer shall not have the right to assign this Agreement, provided, however, that Buyer shall be entitled to assign this Agreement and its rights hereunder to a single purpose entity owned and controlled by Buyer (“Assignee”). In the event of such an assignment of this Agreement to Assignee (a) Buyer shall notify Seller promptly, (b) Buyer and Assignee shall be jointly and severally liable under this Agreement from and after such assignment until the Closing, at which time Athenahealth, Inc. (if the same is not the ultimate Buyer) shall be relieved of liability hereunder and Assignee shall be solely responsible therefor), and (c) from and after any such assignment the term “Buyer” shall be deemed to mean the Assignee under any such assignment.
15.2Designation Agreement. Section 6045(e) of the United States Internal Revenue Code and the regulations promulgated thereunder (herein collectively called the “Reporting Requirements”) require an information return to be made to the United States Internal Revenue Service, and a statement to be furnished to Seller, in connection with the Transaction. Escrow Agent shall be the “Reporting Person” as hereinafter provided; Escrow Agent is either (i) the person responsible for closing the transaction (as described in the Reporting Requirements) or (ii) the disbursing title or escrow company that is most significant in terms of gross proceeds disbursed in connection with the transaction (as described in the Reporting Requirements). Accordingly:
(a)Escrow Agent is hereby designated as the “Reporting Person” (as defined in the Reporting Requirements) for the Transaction. Escrow Agent shall perform all duties that are required by the Reporting Requirements to be performed by the Reporting Person for the Transaction.
(b)Seller and Buyer shall furnish to Escrow Agent, in a timely manner, any information requested by Escrow Agent and necessary for Escrow Agent to perform its duties as Reporting Person for the Transaction.
(c)Seller shall furnish to Escrow Agent Seller's correct taxpayer identification number. Seller acknowledges that any failure by Seller to provide Escrow Agent with Seller's correct taxpayer identification number may subject Seller to civil or criminal penalties imposed by law.
(d)Each of the parties hereto shall retain this Agreement for a period of four (4) years following the calendar year during which Closing occurs.
15.3Survival/Merger. Except for the provisions of this Agreement which are explicitly stated to survive the Closing, (a) none of the terms of this Agreement shall survive the Closing, and (b) the delivery of the Deed and any other documents and instruments by Seller and the acceptance thereof by Buyer shall effect a merger, and be deemed the full performance and discharge of every obligation on the part of Buyer and Seller to be performed hereunder.

15.4Integration; Waiver. This Agreement, together with the Exhibits hereto, embodies and constitutes the entire understanding between the parties with respect to the Transaction and all prior agreements, understandings, representations and statements, oral or written, are merged into this Agreement. Neither this Agreement nor any provision hereof may be waived, modified, amended, discharged or terminated except by an instrument signed by the party against whom the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument. No waiver by either party hereto of any failure or refusal by the other party to comply with its obligations hereunder shall be deemed a waiver of any other or subsequent failure or refusal to so comply.
15.5Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the Commonwealth of Massachusetts.
15.6Captions Not Binding; Exhibits. The captions in this Agreement are inserted for reference only and in no way define, describe or limit the scope or intent of this Agreement or of any of the provisions hereof. All Exhibits attached hereto shall be incorporated by reference as if set out herein in full.
15.7Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.
15.8Severability. If any term or provision of this Agreement or the application thereof to any persons or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.
15.9Notices. Any notice, request, demand, consent, approval and other communications under this Agreement shall be in writing, and shall be deemed duly given or made at the time and on the date when received by email (provided that the sender of such communication shall send a copy of such communication to the appropriate parties within one (1) Business Day of such email) or when personally delivered as shown on a receipt therefor (which shall include delivery by a nationally recognized overnight delivery service), to the address for each party set forth below. Any party, by written notice to the other in the manner herein provided, may designate an address different from that set forth below.
If to Buyer:    athenahealth, Inc
311 Arsenal Street
Watertown, Massachusetts 02472
Attention: Carolyn Reckman
Telephone No.: 617-402-1259
Email: creckman@athenahealth.com

with a copy to:
athenahealth, Inc

311 Arsenal Street
Watertown, Massachusetts 02472
Attention: Daniel Orenstein
Telephone No.: 617 402 1397
Email: dorenstein@athenahealth.com

Holland & Knight LLP
10 St. James Avenue, 11th Floor
Boston, Massachusetts 02116
Attention: Kenneth B. Hoffman, Esq.
Telephone No.: (617) 619-9274
Email: kenneth.hoffman@hklaw.com

Holland & Knight LLP
10 St. James Avenue, 11th Floor
Boston, Massachusetts 02116
Attention: Suanne St. Charles
Telephone No.: (617) 305-2111
Email: suanne.stcharles@hklaw.com
If to Seller:    President and Fellows of Harvard College
c/o Harvard Real Estate Services
1350 Massachusetts Avenue
Holyoke Center, Suite 800
Cambridge, Massachusetts 02138
Attention: Carolee Hill
Telephone No.: (617) 496-5254
Email: carolee_hill@harvard.edu
with copies to:    President and Fellows of Harvard College
Office of the General Counsel
1350 Massachusetts Avenue
Holyoke Center, Suite 980
Cambridge, Massachusetts 02138
Attention: Audrey K. Wang, Esq.
Telephone No.: (617) 495-1228
Email: audrey_wang@harvard.edu
Bingham McCutchen LLP
One Federal Street
Boston, Massachusetts 02110
Attention: Vincent M. Sacchetti, Esq.
Telephone No.: (212) 705-7302
Email: vincent.sacchetti@bingham.com

15.10Counterparts. This Agreement may be executed in counterparts, each of which shall be an original and all of which counterparts taken together shall constitute one and the same agreement.
15.11No Recordation. Seller and Buyer each agrees that neither this Agreement nor any memorandum or notice hereof shall be recorded and Buyer agrees (a) not to file any notice of pendency or other instrument (other than a judgment) against the Property or any portion thereof in connection herewith and (b) to indemnify Seller against all Liabilities (including reasonable attorneys' fees, expenses and disbursements) incurred by Seller by reason of the filing by Buyer of such notice of pendency or other instrument. Notwithstanding the foregoing, if the same is permitted pursuant to applicable Laws, Buyer shall be entitled to record a notice of lis pendens if Buyer is entitled to seek (and is actually seeking) specific performance of this Agreement by Seller in accordance with the terms of Section 11.2 hereof
15.12Additional Agreements; Further Assurances. Subject to the terms and conditions herein provided, each of the parties hereto shall execute and deliver such documents as the other party shall reasonably request in order to consummate and make effective the Transaction; provided, however, that the execution and delivery of such documents by such party shall not result in any additional liability or cost to such party.
15.13Construction. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendment hereof or Exhibit hereto.
15.14Maximum Aggregate Liability. Notwithstanding any provision to the contrary contained in this Agreement or any documents executed by Seller pursuant hereto or in connection herewith, the maximum aggregate liability of Seller and the Seller Parties, and the maximum aggregate amount which may be awarded to and collected by Buyer, in connection with the Transaction, the Property, under this Agreement and under any and all documents executed pursuant hereto or in connection herewith (including, without limitation, in connection with the breach of any of Seller's Warranties for which a claim is timely made by Buyer) shall not exceed Five Million and no/100 Dollars ($5,000,000.00) with the exception of a material intentional breach of Seller's Warranty contained in subsection 9.2.2(n) hereof, for which the maximum aggregate liability shall not exceed Twenty Million and no/100 Dollars ($20,000,000.00). Notwithstanding anything set forth in this Agreement to the contrary, Buyer agrees that Seller shall have no liability to Buyer for any breach of Seller's covenants, agreements, representations or warranties hereunder or under any other agreement, document, certificate or instrument delivered by Seller to Buyer unless the valid claims for all such breaches collectively aggregate more than Fifty Thousand and 00/100 Dollars ($50,000.00), in which event the full amount of such valid claims shall be actionable, up to the caps set forth in the preceding sentence. The provisions of this section shall survive the Closing (and not be merged therein) or any earlier termination of this Agreement.
15.15Time of The Essence. Time is of the essence with respect to this Agreement.

15.16Waiver of Jury Trial. EACH PARTY HEREBY WAIVES TRIAL BY JURY IN ANY PROCEEDINGS BROUGHT BY THE OTHER PARTY IN CONNECTION WITH ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THE TRANSACTION, THIS AGREEMENT, THE PROPERTY OR THE RELATIONSHIP OF BUYER AND SELLER HEREUNDER. THE PROVISIONS OF THIS SECTION SHALL SURVIVE THE CLOSING (AND NOT BE MERGED THEREIN) OR ANY EARLIER TERMINATION OF THIS AGREEMENT.
15.17Electronic Signatures. Handwritten signatures to this Agreement transmitted by electronic transmission (for example, through use of a Portable Document Format or “PDF” file) shall be valid and effective to bind the party so signing. Each party agrees to promptly deliver to the other party an executed original of this Agreement with its actual signature, but a failure to do so shall not affect the enforceability of this Agreement, it being expressly agreed that each party to this Agreement shall be bound by its own electronically transmitted handwritten signature and shall accept the electronically transmitted handwritten signature of the other party to this Agreement.
15.18Prevailing Parties. If a party to this Agreement shall bring any action, suit, counterclaim, appeal or arbitration proceeding against the other party, declaratory or otherwise, to enforce the terms hereof or to declare rights hereunder (referred to herein as an “Action”), the non-prevailing party in such Action shall pay to the prevailing party in such Action a reasonable sum for the prevailing party's attorneys' fees and expenses incurred in prosecuting or defending such Action and/or enforcing any judgment, order, ruling or award (referred to herein as a “Decision”), granted therein, all of which shall be deemed to have accrued from the commencement of such Action. Any Decision entered into in such Action shall contain a specific provision providing for the recovery of attorneys' fees and expenses incurred in obtaining and enforcing such Decision. The court or arbitrator may fix the amount of reasonable attorneys' fees and expenses upon the request of any party. For purposes of this Section 15.18, attorneys' fees shall include, without limitation, fees incurred in connection with (i) post judgment motions and collection actions, (ii) contempt proceedings, (iii) garnishment, levy and debtor and third party examination, (iv) discovery and (v) bankruptcy litigation. The terms of this Section 15.18 shall survive Closing or any earlier termination of this Agreement.
[Remainder of Page Left Intentionally Blank]

IN WITNESS WHEREOF, each party hereto has caused this Agreement to be duly executed on its behalf on the day and year first above written.
SELLER:
PRESIDENT AND FELLOWS
OF HARVARD COLLEGE,
a Massachusetts charitable and educational corporation
By:/s/ Lisa Hogarty
Name: Lisa Hogarty
Title: Vice President for Campus Services
By:/s/ Carolee Hill
Name: Carolee Hill
Title: Managing Director for Harvard Real Estate
DATE OF EXECUTION: December 5, 2012
BUYER:
ATHENAHEALTH, INC.,
a Delaware corporation
By:/s/ Jonathan Bush
Name: Jonathan Bush
Title: CEO & President
DATE OF EXECUTION: December 5, 2012

EXHIBIT A
LEGAL DESCRIPTION
A certain parcel of land with the buildings thereon situated on the Southerly side of Arsenal Street in Watertown, Middlesex County, Massachusetts and being shown as Lot 1 on a plan entitled “Plan of Land in Watertown, Massachusetts - dated June 19, 1997 by Dunn-McKenzie, Inc. prepared for the town of Watertown”, recorded with the Middlesex South Registry of Deeds on August 5, 1998 as Plan No. 832 in Book 28930, Page 478, bounded and described as follows:
Beginning on the southerly sideline of Arsenal Street at the Northwesterly corner of Arsenal Associates Land being the Northeasterly corner of Lot 1 on the easterly sideline of Talcott Street (a private road); thence

SOUTH 13° 53'-39” WEST	a distance of 737.70 feet by Arsenal Associates and Town of Watertown land to an angle in said property; thence

SOUTH 11° 42'-25” EAST	a distance of 2.67 feet to a corner of Lot 2; thence

NORTH 76° 03'-07” WEST	a distance of 438.96 feet through a granite bound to a Hex-rod (set) for a corner; thence

SOUTH 19° 17'-48” WEST	a distance of 125.38 feet to an Iron Rod (set) for a corner; thence

SOUTH 50° 21'-36” WEST	a distance of 163.25 feet to an Iron Rod (set) at North Beacon Street on curve for a corner; thence

NORTHWESTERLY	on a curve to the right having a radius of 586.00 feet, an arc distance of 160.79 feet to the point of tangency; thence

NORTH 20° 36'-23” WEST	a distance of 292.07 feet to the point of curvature; thence

NORTHWESTERLY	on a curve to the left having a radius of 627.44 feet, an arc distance of 465.40 feet to the point of tangency; thence

NORTH 63° 06'-20” WEST	a distance of 707.76 feet to a slight angle break; thence

NORTH 63° 43'50” WEST	a distance of 101.12 feet to a corner of land of Burnham Manning Post #1105-Veterans of Foreign Wars of U.S.A., Inc. the last five courses being by North Beacon Street; thence

NORTH 25° 59'-00” EAST	a distance of 435.94 feet to a corner of Arsenal Street; thence

SOUTH 69° 39'-19” EAST	a distance of 1455.13 feet to a Stone Bound at a slight angle break; thence

SOUTH 68° 05'-21” EAST	a distance of 451.60 feet to a corner at the point and place of beginning, the last two courses being by Arsenal Street.
Lot 1 contains 1,281,841 square feet (29.42 Acres) more or less.
Said parcel is conveyed together with easement rights located on Lot 2 that benefit Lot 1 as set forth in an Access, Parking and Utilities Cross-Easement Agreement by and between Charles River Business Center Associates, LLC, and the Town of Watertown, Massachusetts, dated December 1, 1998 and recorded at Book 29502 Page 125, as affected by Relocation of Access, parking and Utilities Easement dated March 27, 2000 and recorded on May 22, 2000 at Book 31422 Page 247, as the same may have been amended from time to time.

EXHIBIT B
LIST OF CONTRACTS & ONGOING LEASING COMMISSIONS

LIST OF CONTRACTS

CONTRACTOR/VENDOR	SERVICE DESCRIPTION
American DG	Energy
American Alarm	Panic & Video Monitoring
Bartlett tree	Tree Fertilization & Maintenance
Captivate	Media Service
Charles George Trucking	Waste Management
Crown Uniforms	Maintenance Tech. Weekly Uniform
Drew Ashland Chemical	Water Chemical Treatment
Hess	Gas
Johnson Controls	Energy Management System
Johnson Controls	Card Access
Image Technology	Printer/ Copier Machine
Kone	Elevator Service
Milton Cat	Generator
M.D. Weaver	Pest removal & Maintenance
USI Security	Security Campus Coverage
Rustic Fire Protection	Fire System Repair & Maintenance
SAS Security	Fire Alarm & Elevator Monitoring
Siemens	Fire Panel System Maintenance
Unicco Janitorial	Janitorial Services
Unicco Landscaping	Landscaping
Unicco Snow Removal	Snow Removal
Unicco Special Services	Shuttle Bus
Ultra Services	HVAC Services

EXHIBIT B (CONTINUED)
LIST OF CONTRACTS & ONGOING LEASING COMMISSIONS
LEASING COMMISSIONS DUE

Beal/Broker	Tenant	Building	RSF	Length of Lease	Amount Due	Timing
Cushman Wakefield	Aliaswire Rental	131	5,732	3	$10,317.60	12/1/2012
Beal	Aliaswire Rental	131	5,732	3	$5,158.80	12/1/2012
Avison Young	athenahealth	311	26,897	5	$80,691.00	12/1/2012
Beal	athenahealth	311	26,897	5	$40,345.50	12/1/2012
Beal (no co broke)	Bright Horizon	312	9,894	7	$34,629.00	8/15/2013
Beal (no co broke)	Bright Horizon	312 Mezz Space	2,000	7	$7,000.00	8/15/2013
Cassidy Turley	Mobile Messenger	313	9,679	4	$23,229.60	2/15/2013
Beal	Mobile Messenger	313	9,679	4	$11,614.80	2/15/2013
					$212,986.30	TOTAL

EXHIBIT C
FORM OF QUITCLAIM DEED
PRESIDENT AND FELLOWS OF HARVARD COLLEGE, being an educational and charitable corporation established under the Harvard Charter of 1650 from the General Court of Massachusetts Bay Colony (“Grantor”), with its usual place of business c/o Harvard Real Estate Services, 1350 Massachusetts Avenue, Holyoke Center, Suite 800, Cambridge, Massachusetts 02138, in consideration of One Hundred Sixty Eight Million Five Hundred Thousand Dollars ($168,500,000.00) paid, hereby grants to [______________, a ______________] (“Grantee”), whose mailing address is 311 Arsenal Street, Watertown, Massachusetts 02472 with QUITCLAIM COVENANTS, that certain real property, with all buildings and improvements thereon, more particularly described in Exhibit A attached hereto and made a part hereof (the “Premises”).
Said Premises are conveyed subject to real estate taxes and municipal charges not yet due and payable, and subject to and with the benefit of all easements, restrictions and encumbrances of record so long as the same may be in force and effect, including without limitation all easements, restrictions and covenants contained in that certain Quitclaim Deed, dated August 20 1998, recorded with the Middlesex County (Southern District) Registry of Deeds at Book 29012 Page 420, from the United States of America, acting by and through the Secretary of the Army (the “Army”), to the Watertown Arsenal Development Corporation (the “WADC”), with respect to the Premises (the “Army Deed”), which Army Deed includes, without limitation, covenants in, Part IV of the Army Deed associated with the Army's obligations under the Federal Facility Agreement between the Army and the United States Environmental protection Agency (“EPA”), and covenants in Part XI associated with certain historical resources at the Premises, and including without limitation a perpetual easement benefiting that certain premises, located adjacent to the Premises, containing improvements known as the former Arsenal Commander's Residence (the “Commander's Residence”), the Commander's Residence being more particularly described in a certain Quitclaim Deed, dated August 14, 1998, and recorded with the Middlesex County (Southern District) Registry of Deeds at Book 29050, Page 40 (the “Commander's Residence Deed”), from the Army to the Town of Watertown (the “Town”).
Notice is hereby given that a Grant of Environmental Restriction and Easement, dated August 11, 1998, pursuant to Massachusetts General Laws Chapter 21E, has been recorded by the Army with the Middlesex County (Southern District) Registry of Deeds at Book 28978, Page 549, as amended by a First Amendment to Grant of Environmental Restriction and Easement, dated February 5, 1999, recorded at Book 29779, Page 359, as affected by a Subordination Agreement, dated March 16, 1999, recorded at Book 29957, Page 104, as further affected by a Subordination Agreement, dated March 24, 1999, recorded at Book 29985, Page 151, as further amended by a Second Amendment to Grant of Environmental Restriction and Easement, dated April 15, 1999, recorded at Book 30066, Page 116, as further affected by a Partial Release of Environmental Restriction and Easement, dated June 10, 1999, recorded at Book 30278, Page 511, as further amended by a Third Amendment to Grant of Environmental Restriction and Easement, dated June 7, 1999, recorded at Book 30278, Page 513, and further amended by a Fourth Amendment to Grant of Environmental Restriction and Easement, dated July 22, 2000, recorded at Book 31682, Page 99, as further amended by a Fifth Amendment to Grant of Environmental Restriction and Easement dated July 14, 2004, and recorded with said Registry of Deeds in Book 44119, Page 1; as affected by a plan entitled “Plan Showing Excavation Areas B, E, and G in Watertown, Massachusetts,” dated February 20, 2002, as revised on September 25, 2002, prepared by Dunn McKenzie, Inc., recorded as Plan No. 1348 of 2004; as further amended by a Sixth Amendment to Grant of Environmental Restriction and Easement dated March 21, 2005, and recorded with said Registry of Deeds in Book 45129, Page 1; as further affected by a plan entitled “Plan Showing Commercial Reuse Area in Watertown, Massachusetts,” dated October 25, 2004, as revised on March 16, 2005, prepared by Dunn McKenzie, Inc., recorded as Plan No. 523 of 2005; as further amended by a Seventh Amendment to Grant of Environmental Restriction and Easement dated August 9, 2006, and recorded with said Registry of Deeds in Book 48562, Page 187; and as further affected by a plan entitled “Plan Showing Commercial Reuse Area in Watertown, Massachusetts,” dated August 16, 2004, as revised on March 16, 2005 and February 10, 2006, prepared by Dunn McKenzie, Inc., recorded as Plan No. 1480 of 2006 (the “Grant”). This restriction on the activities conducted on the Premises and use limitations contained in the Grant are hereby incorporated by reference and shall be independently enforceable by the Army under the Grant and under this Deed as a Restrictive Covenant and equitable servitude; provided that the consent or approval of the United States of America, acting by and through the Secretary of the Army, shall not be necessary in orders for Grantee, its successors or assigns, to obtain approval to modify the Grant in accordance with the terms and conditions therein set forth subject to Part X.B (5) of the Army Deed. The Grantee and all subsequent transferees shall include the provisions of this paragraph in all subsequent lease, transfer, or conveyance documents related to the Premises or any portion thereof until such time as the Grant is terminated.
Notice is hereby given that (3) three Notices of Activity and Use Limitations, pursuant to Massachusetts General Laws Chapter 21E, have been recorded with the Middlesex County (Southern District) Registry of Deeds, dated August 11, 1998, recorded at Book 28959, Page 92; dated August 11, 1998, recorded at Book 28959, Page 190, as amended by a First Amendment to Notice of Activity and Use Limitations, dated October 26, 1999, recorded at Book 30801, Page 319; and dated February 4, 1999, recorded at Book 29766, Page 17, as amended by a First Amendment to Notice of Activity and Use Limitations, dated ____, 2004, recorded at Book 42589, Page 438 (“Notices of AULs”). The restriction on activities conducted on the Premises and use limitations contained in the Notices of AULs are hereby incorporated by reference and shall be independently enforceable by the Army under this Deed as a Restrictive Covenant and equitable servitude; provided that the consent or approval of the Army shall not be necessary in order for Grantee, its successors or assigns, to obtain approval to modify the Notices of AULs in accordance with the terms and conditions therein set forth subject to Part X.B (5) of the Army Deed. The Grantee and all subsequent transferees shall (i) include the provisions of this paragraph in all subsequent lease, transfer, or conveyance documents related to the Premises or any portion thereof until such time as all of the Notices of AUL are terminated and (ii) provide a copy to the Army of every amendment to a Notice of AUL within 14 days after it being duly recorded with the Middlesex County (Southern District) Registry of Deeds.
Notice is hereby given that the WADC reserved an easement and right of access on, over and through the Premises for inspection in order to fulfill its obligations under the Army Deed, in the Quitclaim Deed from the WADC to Charles River Business Center Associates, LLC, dated

December 1, 1998 and recorded with the Middlesex County (Southern District) Registry of Deeds at Book 29502, Page 92.
Grantee hereby covenants, on behalf of itself, its successors and assigns, that Grantee and any subsequent holder of title to all, or any portion of, the Premises shall comply with, perform and assume all obligations, covenants, indemnities, restrictions, prohibitions and other agreements required of the Grantee of the Army Deed accruing from and after the date hereof.
Notwithstanding the foregoing, with respect to contamination governed by the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq. (“CERCLA”), or M.G.L. c. 21E (“21E”), the provisions of the preceding paragraph shall not apply to any lender whose loan is secured in part or in whole by a mortgage of the Premises, in any manner which would impose upon such lender any greater liability by the terms of such preceding paragraph than that which would otherwise apply to such a lender under the applicable provisions of CERCLA or 21E.
For Grantor's title, see that certain Quitclaim Deed from the Charles River Business Center Associates, LLC to President and Fellows of Harvard College, dated May 15, 2001, and recorded with the Middlesex County (Southern District) Registry of Deeds as Instrument No. 1057 in Book 32863, Page 526.
[Remainder of Page Left Intentionally Blank]

IN WITNESS WHEREOF, Grantor has caused this Quitclaim Deed to be duly signed as of the day and year first written above.
PRESIDENT AND FELLOWS OF HARVARD COLLEGE, a Massachusetts charitable and educational corporation
By:
Name:
Title:
By:
Name:
Title:
COMMONWEALTH OF MASSACHUSETTS
____________, ss.
On this ___ day of _____________, 2012, before me, the undersigned notary public, personally appeared __________________________, as ______________ of President and Fellows of Harvard College, a Massachusetts charitable and educational corporation, proved to me through satisfactory evidence of identification, which was ____________________, to be the person whose name is signed on the preceding or attached document, and acknowledged to me that he/she signed it voluntarily for its stated purpose as ______________ of said corporation.

Notary Public
My Commission Expires:

EXHIBIT D
FORM OF BILL OF SALE
THIS BILL OF SALE (“Bill of Sale”), is made as of __________________ by and between President and Fellows of Harvard College (“Seller”) and ____________ (“Buyer”).
WHEREAS, pursuant to the terms of that certain Purchase and Sale Agreement, dated as of __________________, by and between athenahealth, Inc. and Seller (the “Sale Agreement”), Seller agreed to sell to Buyer, inter alia, certain real property, the improvements located thereon and certain rights appurtenant thereto, all as more particularly described in the Sale Agreement (collectively, the “Real Property”) as more particularly described in Exhibit A attached thereto and incorporated herein by this reference, known as __________________, Middlesex County, Massachusetts; and
WHEREAS, by deed of even date herewith, Seller conveyed the Real Property to Buyer and by assignment of even date herewith Seller assigned to Buyer Seller's rights under certain leases relating to the Real Property, as more particularly described in such assignment (collectively, the “Leases”); and
WHEREAS, in connection with the above described conveyance Seller desires to sell, transfer and convey to Buyer certain items of tangible personal property as hereinafter described.
NOW, THEREFORE, in consideration of the receipt of TEN AND NO/100 DOLLARS ($10.00) and other good and valuable consideration paid in hand by Buyer to Seller, the receipt and sufficiency of which are hereby acknowledged, Seller has GRANTED, CONVEYED, SOLD, TRANSFERRED, SET OVER and DELIVERED and by these presents does hereby GRANT, SELL, TRANSFER, SET OVER and DELIVER to Buyer, its legal representatives, successors and assigns, and Buyer hereby accepts all right, title and interest in and to (a) all Personal Property (as such term is defined in the Sale Agreement, and (b) all books, records and files of Seller relating to the Personal Property, the Real Property and the Leases, but specifically excluding therefrom the items described as Confidential Materials (as such term is defined in the Sale Agreement) and any computer software that is licensed to Seller).
This Bill of Sale is made without any covenant, warranty or representation by, or recourse against, Seller as more expressly set forth in the Sale Agreement and the documents executed in connection therewith.
This Bill of Sale may be executed in counterparts, each of which shall be an original and all of which counterparts taken together shall constitute one and the same agreement.
If any term or provision of this Bill of Sale or the application thereof to any persons or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Bill of Sale or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Bill of Sale shall be valid and enforced to the fullest extent permitted by law.

IN WITNESS WHEREOF, the undersigned have executed this Bill of Sale as of the date first set forth hereinabove.
,

By:
Name:
Title:

ACCEPTED:
,

By:
Name:
Title:

EXHIBIT E
FORM OF ASSIGNMENT AND ASSUMPTION OF SPACE LEASES
THIS ASSIGNMENT AND ASSUMPTION OF SPACE LEASES (this “Assignment”), is made as of ___________________ by and between ___________________, ____________________ (“Assignor”) and ____________________, ____________________ (“Assignee”).
W I T N E S S E T H:
WHEREAS, pursuant to the terms of that certain Purchase and Sale Agreement, dated as of __________________, by and between Assignor and __________________ (the “Sale Agreement”), Assignor agreed to sell to Assignee, inter alia, certain real property, the improvements located thereon and certain rights appurtenant thereto, all as more particularly described in the Sale Agreement (collectively, the “Real Property”), known as _________________, __________________ County, __________________. Initially capitalized terms not otherwise defined herein shall have the respective meanings ascribed to such terms in the Sale Agreement; and
WHEREAS, the Sale Agreement provides, inter alia, that Assignor shall assign to Assignee certain leases and that Assignor and Assignee shall enter into this Assignment.
NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto hereby agree as follows:
1.    Assignment. Assignor hereby assigns, sets over and transfers to Assignee all of Assignor's right, title and interest in, to and under all of the space leases (“Leases”) (and all guaranties and security with respect thereto) with the tenants of the Real Property identified on Exhibit A attached hereto and incorporated herein by this reference. Assignee hereby accepts the foregoing assignment of the Leases and expressly assumes the obligation for the performance of any and all of the obligations of Assignor under the Leases in respect of the period on or after the date hereof.
2.    Mutual Indemnity. Assignor shall defend, indemnify and hold harmless Assignee from and against any liability, damages, causes of action, expenses, and reasonable attorneys' fees incurred by Assignee by reason of the failure of Assignor to fulfill, perform, discharge, and observe its obligations with respect to the Leases arising before the date hereof. Assignee shall defend, indemnify and hold harmless Assignor from and against any liability, damages, causes of action, expenses, and reasonable attorneys' fees incurred by Assignor by reason of the failure of Assignee to fulfill, perform, discharge, and observe its obligations with respect to the Leases arising on and after the date hereof.
3.    Miscellaneous. This Assignment and the obligations of the parties hereunder: (i) shall survive the closing of the transaction referred to in the Sale Agreement and shall not be merged therein for a period of one hundred eighty (180) days, (ii) shall be subject to the limitations set forth in Section 15.14 of the Sale Agreement, (iii) shall be binding upon and inure to the benefit of the parties hereto, their respective legal representatives, successors and assigns,

(iv) shall be governed by and construed in accordance with the laws of the Commonwealth of applicable to agreements made and to be wholly performed within said Commonwealth, and (v) may not be modified or amended in any manner other than by a written agreement signed by the party to be charged therewith.
4.    Severability. If any term or provision of this Assignment or the application thereof to any persons or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Assignment or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Assignment shall be valid and enforced to the fullest extent permitted by law.
5.    Representations and Warranties. Seller has not assigned, pledged, mortgaged, sublet, encumbered or otherwise transferred any of its interest under the Lease. This Assignment is made without representation or warranty of any kind, except as specifically set forth herein and in the Sale Agreement.
6.    Counterparts. This Assignment may be executed in counterparts, each of which shall be an original and all of which counterparts taken together shall constitute one and the same agreement.
[Remainder of Page Left Intentionally Blank]

IN WITNESS WHEREOF, the undersigned have executed this Assignment as of the date first set forth hereinabove.
ASSIGNOR:
,

By:
Name:
Title:
ASSIGNEE:
,

By:
Name:
Title:

EXHIBIT A
List of Tenants

1.
2.
3.
4.
5.
6.
7.
8.
9.
10.
11.

EXHIBIT F
FORM OF ASSIGNMENT OF INTANGIBLE PROPERTY
THIS ASSIGNMENT OF INTANGIBLE PROPERTY (this “Assignment”), is made as of _________________ by and between _________________, _________________ (“Assignor”) and _________________, _________________ (“Assignee”).
W I T N E S S E T H:
WHEREAS, pursuant to the terms of that certain Purchase and Sale Agreement, dated as of _________________, by and between Assignor and _________________ (the “Sale Agreement”), Assignor agreed to sell to Assignee, inter alia, certain real property, the improvements located thereon and certain rights appurtenant thereto, all as more particularly described in the Sale Agreement (collectively, the “Real Property”), known as ___________________, ___________________ County, ___________________. Initially capitalized terms not otherwise defined herein shall have the respective meanings ascribed to such terms in the Sale Agreement; and
WHEREAS, the Sale Agreement provides, inter alia, that Assignor shall assign to Assignee rights to certain intangible property and that Assignor and Assignee shall enter into this Assignment.
NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto hereby agree as follows:
1.    Assignment of Contracts, Licenses and Permits. Assignor hereby assigns, sets over and transfers to Assignee all of Assignor's right, title and interest in, to and under the following, if and only to the extent the same may be assigned or quitclaimed by Assignor without expense to Assignor:

(a)
all service, supply, maintenance, utility and commission agreements, all equipment leases, and all other contracts, subcontracts and agreements relating to the Real Property and the Personal Property (including all contracts, subcontracts and agreements relating to the construction of any unfinished tenant improvements), including those described in Exhibit A attached hereto and incorporated herein by this reference (herein collectively called the “Contracts”); and

(b)	to the extent that the same are in effect as of the date hereof, any licenses, permits, and other written authorizations necessary for the use, operation or ownership of the Real Property; and

(c)
the rights of Assignor (if any) to the name “The Arsenal on the Charles” (it being acknowledged by Assignee that Assignor does not have exclusive rights (and in fact may have no rights) to use such name and Assignor has not registered the same in any manner); and

(d)	any guaranties and warranties in effect with respect to any portion of the Real Property or the Personal Property as of the date hereof.
Assignee hereby accepts the foregoing assignment of the interests described in this Section 1 and expressly assumes the obligation for the performance of any and all of the obligations of Assignor under the Contracts in respect of the period on or after the date hereof.
2.    Mutual Indemnity. Assignor shall defend, indemnify and hold harmless Assignee from and against any liability, damages, causes of action, expenses, and reasonable attorneys' fees incurred by Assignee by reason of the failure of Assignor to fulfill, perform, discharge, and observe its obligations with respect to the Contracts arising before the date hereof. Assignee shall defend, indemnify and hold harmless Assignor from and against any liability, damages, causes of action, expenses, and reasonable attorneys' fees incurred by Assignor by reason of the failure of Assignee to fulfill, perform, discharge, and observe its obligations with respect to the Contracts arising on and after the date hereof.
3.    Miscellaneous. This Assignment and the obligations of the parties hereunder: (i) shall survive the closing of the transaction referred to in the Sale Agreement and shall not be merged therein for a period of one hundred eighty (180) days, (ii) shall be subject to the limitations set forth in Section 15.14 of the Sale Agreement, (iii) shall be binding upon and inure to the benefit of the parties hereto, their respective legal representatives, successors and assigns, (iv) shall be governed by and construed in accordance with the laws of the Commonwealth of applicable to agreements made and to be wholly performed within said Commonwealth, and (v) may not be modified or amended in any manner other than by a written agreement signed by the party to be charged therewith.
4.    Severability. If any term or provision of this Assignment or the application thereof to any persons or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Assignment or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Assignment shall be valid and enforced to the fullest extent permitted by law.
5.    Counterparts. This Assignment may be executed in counterparts, each of which shall be an original and all of which counterparts taken together shall constitute one and the same agreement.
[Remainder of Page Left Intentionally Blank]

IN WITNESS WHEREOF, the undersigned have executed this Assignment as of the date first set forth hereinabove.
ASSIGNOR:
,

By:
Name:
Title:

ASSIGNEE:
,

By:
Name:
Title:

EXHIBIT A
List of Contracts
(service, supply, maintenance, utility and commission agreements, and all equipment leases, and guaranties and warranties, if any)

EXHIBIT G
FORM OF NOTICE OF SALE
(To Tenants, Regarding Assignment and Assumption of Space Leases)

TO:	All Tenants of

,

RE:	Notice of Change of Ownership of ______________________,
_____________________ County, _____________________
To Whom It May Concern:
You are hereby notified as follows:

1.
That as of the date hereof, _____________________ has transferred, sold, assigned, and conveyed all of its interest in and to the above-described property (the “Property”) to _____________________, _____________________ (the New Owner”)

2.	Future notices and rental payments with respect to your leased premises at the Property should be made to the New Owner in accordance with your Lease terms at the following address:
_____________________
_____________________
_____________________

3.
If there is a security deposit with respect to your lease, it has been transferred to the New Owner and as such the New Owner shall be responsible for holding the same in accordance with the terms of your lease.

,
By:
Name:
Title:
,

By:
Name:
Title:

EXHIBIT H
FORM OF NON-FOREIGN CERTIFICATE
Section 1445 of the Internal Revenue Code provides that a transferee of a United States real property interest must withhold tax if the transferor is a foreign person. To inform __________________, __________________ (the “Transferee”) that withholding of tax is not required upon the disposition of a United States real property interest by __________________, __________________ (the “Seller”), the undersigned hereby certifies the following on behalf of Seller:
1.    Seller is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations); and
2.    Seller is not a disregarded entity as defined in Section 1.1445-2(b)(2)(iii);
3.    Seller's U.S. employer tax identification number is __________________; and
4.    Seller's office address is c/o Harvard Real Estate Services, 1350 Massachusetts Avenue, Holyoke Center, Suite 800, Cambridge, Massachusetts 02138.
Seller understands that this certification may be disclosed to the Internal Revenue Service by transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.
The undersigned officer of Seller declares that such officer has examined this certification and to the best of his knowledge and belief it is true, correct and complete, and such officer further declares that such officer has authority to sign this document on behalf of Seller.
Certified, sworn to and subscribed before
me this ____ day of _________,        ,
______________________.
________________________    By:
Notary Public    Name:
Title:
My Commission Expires:
________________________
(NOTARIAL SEAL)

EXHIBIT I
FORM OF AFFIDAVIT OF TITLE
CHICAGO TITLE INSURANCE COMPANY
MASSACHUSETTS TENANTS AND MECHANICS LIENS AFFIDAVIT
COMMONWEALTH OF MASSACHUSETTS

COUNTY OF _________________________

I, _______________________________ having been sworn, declare and say that, to the best of my knowledge:

1.	I am familiar with the premises known and designated as _______________, said land being situated in ___________, Massachusetts; and

2.
Except as set forth on Exhibit A attached hereto, there are no tenants, lessees or parties in possession affecting the aforementioned premises and no tenants, lessees or parties in possession with options to purchase and/or rights of first refusal to purchase; and

3.
There are no persons to whom a debt is due for labor or materials furnished in the erection, alteration, repair or removal of a building or structure upon the above land by virtue of an agreement with, or by the consent of, the undersigned, or of a person having authority from, or rightfully acting for, the undersigned in promising or furnishing such labor or materials for work actually performed during the past 93 days; and

4.	All bills which could become liens pursuant to M.G.L.A. Chapter 551 of the Acts of 1980 (Municipal Lighting Plants-Real Estate Liens) have been paid.

The undersigned hereby agrees to indemnify and hold harmless Chicago Title Insurance Company from any loss or damage resulting from the incorrectness of the above assurances.

This affidavit is given to induce Chicago Title Insurance Company to issue its title insurance policy or policies.

EXECUTED AS A SEALED INSTRUMENT THIS ________ DAY OF _____________, 2012.

(Signature)_______________________________________
Sellers/Borrowers (if refinancing)

Subscribed and sworn to before me on this __________ day of _____________, 2012.

(Signature)_____________________________________
Notary Public
My Commission Expires:

EXHIBIT J-1
FORM OF TENANT ESTOPPEL LETTER
________________________

athenahealth, Inc 311 Arsenal Street Watertown, Massachusetts 02472 Attention: Carolyn Reckman	Holland & Knight LLP 10 St. James Avenue, 11th Floor Boston, Massachusetts 02116 Attention: Kenneth B. Hoffman, Esq.
athenahealth, Inc 311 Arsenal Street Watertown, Massachusetts 02472 Attention: Daniel Orenstein	Holland & Knight LLP 10 St. James Avenue, 11th Floor Boston, Massachusetts 02116 Attention: Suanne St. Charles
Any lenders or other holders of any interest in the Property described below

Re: _______________________ [Address of leased premises]

Ladies and Gentlemen:

By lease dated __________________ (the “Lease”), the undersigned (“Tenant”) has leased from PRESIDENT AND FELLOWS OF HARVARD COLLEGE, a Massachusetts charitable and educational corporation, or its predecessors in interest (“Landlord”) the leased premises located at __________________, __________________, __________________ County, __________________, known as The Arsenal on the Charles, which are more particularly described in the Lease. Landlord, as owner of the property (“Property”) of which the lease premises are a part, intends to sell the said Property to ATHENAHEALTH, INC., a Delaware corporation, or its permitted assignee (“Buyer”), who, as a condition to the purchase of the Property, has required this Tenant Estoppel Letter.
In consideration of Buyer's agreement to purchase the Property, Tenant agrees and certifies to Landlord and to Buyer as follows:
1.    Tenant is in possession and occupancy of the leased premises. Total square footage of the leased premises is:                 .
2.    The Lease is in full force and effect in accordance with its terms; and the lease term begins on __________________ and ends on __________________.
3.    Tenant claims no present charge, defense, set-off, lien or claim of offset or other credits against rent.

4.    All rentals payable under the Lease have been paid through __________, 20__; and no rental has been paid more than thirty (30) days in advance of its due date. Basic or fixed rent for the period from ___________ to ___________ is $__________________ per month and is due on the first of each month. A security deposit in the amount of $__________________ has been paid to Landlord.
5.    The Lease sets forth the entire agreement between Landlord and Tenant, and has not, in any way, been amended or modified, except in accordance with the amendments dated as follows: ________________________________________________________________.
6.    Tenant has paid to Landlord all real estate or personal property taxes and special assessments as of the date hereof, except as follows _____________________________________.
7.     Tenant has paid to Landlord all operating expenses due under the Lease as of the date hereof, except as follows _____________________________________.
8.    All improvements and alterations to the leased premises or the real property to be performed or furnished by Landlord according to the Lease have been completed to the satisfaction of Tenant. All sums required to be paid by Landlord to Tenant pursuant to the Lease (including, without limitation, any tenant allowance, moving allowance or rebate) have been paid in full except as noted below, and all other conditions precedent to the commencement of the term of the Lease or the obligations of Tenant under the Lease have been satisfied.
Outstanding Tenant allowances, moving allowances or rebates: ___________________________________________
9.    Tenant has unconditionally accepted and currently occupies the leased premises, is paying rent under the Lease without claim or right of set-off, or claim of any default by the Landlord, and is now conducting business on the leased premises. There exists no default by either party to the Lease, or other grounds for ceasing or reducing the payment of rental, or for cancellation or termination of the Lease in any manner. No event has occurred which, with the giving of notice or passage of time, or both, would result in a default by either party under the Lease.
10.    Landlord has not agreed to assume the obligations of Tenant under any other lease in connection with Tenant entering into the Lease.
11.    Tenant has not assigned, pledged, mortgaged, sublet, encumbered or otherwise transferred any of its interest under the Lease and has received no notice of any assignment, mortgage or encumbrance of the Lease by Landlord except as follows: ___________________.
12.    Tenant is not entitled to any expansion options or renewal options except as follows: _____________ ______________________________________________.
13.    Tenant has not filed, and is not subject of, any proceeding for bankruptcy reorganization, receivership, insolvency or similar proceedings.

14.    The following is (are) guarantor(s) of Tenant's obligation under the Lease: ________________

Address of Guarantor:
__________________
__________________

15.    Tenant is not identified on the list of specially designated nationals and blocked persons subject to financial sanctions that is maintained by the U.S. Treasury Department, Office of Foreign Assets Control and any other similar list maintained by the Office of Foreign Assets Control pursuant to any authorizing United States law, regulation or Executive Order of the President of the United States ("OFAC List") nor is Tenant subject to trade embargo or economic sanctions pursuant to any authorizing United States law, regulation or Executive Order of the President of the United States.
16.    Attached hereto as Exhibit A is a true and correct copy of the Lease together with all amendments, modifications or renewals.
17.    Tenant has no option, right of first refusal or other right to purchase the Property or any portion thereof, or any interest therein pursuant to the terms of the Lease or contained in any other document or agreement (written or oral) whatsoever. The only interest of Tenant in the Property is that of a tenant pursuant to the terms of the Lease. Tenant hereby waives any option, right of first refusal or other right to purchase the Property or any portion thereof or interest therein that is contained in the Lease or any other document or agreement, if any.
This certificate may be relied upon by Landlord, Buyer, Buyer's lender from time to time, and their respective successors and assigns.
TENANT:

By:
Name:
Title:

EXHIBIT A
LEASE

EXHIBIT J-2
FORM OF SELLER'S ESTOPPEL CERTIFICATE
________________________

athenahealth, Inc 311 Arsenal Street Watertown, Massachusetts 02472 Attention: Carolyn Reckman	Holland & Knight LLP 10 St. James Avenue, 11th Floor Boston, Massachusetts 02116 Attention: Kenneth B. Hoffman, Esq.
athenahealth, Inc 311 Arsenal Street Watertown, Massachusetts 02472 Attention: Daniel Orenstein	Holland & Knight LLP 10 St. James Avenue, 11th Floor Boston, Massachusetts 02116 Attention: Suanne St. Charles
Any lenders or other holders of any interest in the Property described below

Re: _______________________ [Address of leased premises]

Ladies and Gentlemen:

By lease dated __________________ (the “Lease”), _____________________ (“Tenant”) has leased from PRESIDENT AND FELLOWS OF HARVARD COLLEGE, a Massachusetts charitable and educational corporation, or its predecessors in interest (“Seller”) the leased premises located at __________________, __________________, __________________ County, __________________, known as The Arsenal on the Charles, which are more particularly described in the Lease. Seller, as owner of the property (“Property”) of which the lease premises are a part, intends to sell the said Property to ATHENAHEALTH, INC., a Delaware corporation, or its permitted assignee (“Buyer”), who, as a condition to the purchase of the Property, has required this Seller's Estoppel Certificate.
In consideration of Buyer's agreement to purchase the Property, Seller agrees and certifies to Buyer as follows:
1.    The approximate total square footage of the leased premises is:                 .
2.    Seller is the current holder of all of the landlord's right, title and interest under the Lease.
3.    The Lease is in full force and effect in accordance with its terms; and the lease term begins on __________________ and ends on __________________.

4.    To the best of Seller's knowledge, Tenant has no present charge, defense, set-off, lien or claim of offset or other credits against rent.
5.    All rentals payable under the Lease have been paid through __________, 20__; and no rental has been paid more than thirty (30) days in advance of its due date. Basic or fixed rent for the period from ___________ to ___________ is $__________________ per month and is due on the first of each month. A security deposit in the amount of $__________________ has been paid to Seller.
6.    The Lease sets forth the entire agreement between Seller and Tenant, and has not, in any way, been amended or modified, except in accordance with the amendments dated as follows: ________________________________________________________________.
7.    Tenant has paid to Seller all real estate or personal property taxes and special assessments as of the date hereof, except as follows _____________________________________.
8.     Tenant has paid to Seller all operating expenses due under the Lease as of the date hereof, except as follows _____________________________________.
9.    To the best of Seller's knowledge, all improvements and alterations to the leased premises or the real property to be performed or furnished by Seller according to the Lease have been completed except as noted below. All sums required to be paid by Seller to Tenant pursuant to the Lease (including, without limitation, any tenant allowance, moving allowance or rebate) have been paid in full except as noted below.
Outstanding improvements and alterations, Tenant allowances, moving allowances or rebates: ___________________________________________
10.    To Seller's knowledge, there exists no default by either party to the Lease, or other grounds for ceasing or reducing the payment of rental, or for cancellation or termination of the Lease in any manner. To Seller's knowledge, no event has occurred which, with the giving of notice or passage of time, or both, would result in a default by either party under the Lease.
11.    Seller has not agreed to assume the obligations of Tenant under any other lease in connection with Tenant entering into the Lease.
12.    Tenant is not entitled to any expansion options or renewal options except as expressly set forth in the Lease.
13.    To Seller's knowledge, Tenant has not filed, and is not subject of, any proceeding for bankruptcy reorganization, receivership, insolvency or similar proceedings.

14.    The following is (are) guarantor(s) of Tenant's obligation under the Lease: ________________

Address of Guarantor:
__________________

__________________

15.    Attached hereto as Exhibit A is a true and correct copy of the Lease together with all amendments, modifications or renewals.
16.    Tenant has no option, right of first refusal or other right to purchase the Property or any portion thereof, or any interest therein pursuant to the terms of the Lease (except as expressly set forth therein) or contain in any other document or agreement whatsoever.
This certificate may be relied upon by Buyer and Buyer's lender from time to time, and their respective successors and assigns.

SELLER:
PRESIDENT AND FELLOWS OF HARVARD COLLEGE, a Massachusetts charitable and educational corporation

By:
Name:
Title:

EXHIBIT A
LEASE

EXHIBIT K
LITIGATION NOTICES, CONTRACT DEFAULTS
GOVERNMENTAL VIOLATIONS

None

EXHIBIT L
LIST OF TENANTS

Building 37 - 200 Talcott Avenue, Watertown, Massachusetts

•	Bright Horizons Children's Centers LLC (Office)

Building 39 - 300 North Beacon Street, Watertown, Massachusetts

•	Harvard Business School Publishing Corporation

Building 43 - 343 Arsenal Street, Watertown, Massachusetts

•	Roundarch Isobar, Inc.

◦	Envivo Pharmaceuticals Inc. (Subtenant)

•	La Casa de Pedro

Building 97 - 400 North Beacon Street, Watertown, Massachusetts

•	athenahealth, Inc.

Building 117 - 3 Kingsbury Avenue, Watertown, Massachusetts

•	Beal & Co., Inc. (Management Office)

Building 118 - 2 Kingsbury Avenue, Watertown, Massachusetts

•	Carlson Software, Inc.

◦	Optodot Corporation (Subtenant)

•	Karen L. Koumjian, O.D. d/b/a Watertown Eye Associates

•	Netwatch (USA), LLC

Building 131 - 400 Talcott Avenue, Watertown, Massachusetts

•	NetAge Solutions, Inc.

•	Bright Horizons Children's Center LLC (Office and Day Care)

•	Young Presidents' Organization, Inc.

•	Scholastic, Inc.

•	Aliaswire, Inc.

Building 311 - 311 Arsenal Street, Watertown, Massachusetts

•	Liaison International, LLC

•	Mobile Messenger Americas, Inc.

◦	athenahealth, Inc. (Subtenant)

•	athenahealth, Inc.

•	Bard, RAO + Athanas Consulting Engineers, LLC and Paulus, Sokolowski and Sartor, LLC

•	TSI Watertown, Inc. (Boston Sports Club)

•	Scholastic, Inc.

•	Anita M. Grasso, M.D. and Andrea A. Hass, M.D. d/b/a Associates in Dermatology

•	Syniverse ICS Corporation

◦	athenahealth, Inc. (Subtenant)

•	McGarr Service Corp.

•	Muni Zalawadia and Rekha Mistri

Building 312 - 321 Arsenal Street, Watertown, Massachusetts

•	Watertown Arsenal Development Corporation

◦	Watertown Arts on the Charles, Inc.

•	Bright Horizons Children's Centers LLC

•	Boston Bread, LLC

Building 313 - 321 100 Talcott Avenue, Watertown, Massachusetts

•	Service Employees International Union (SEIU) Local 509

•	Communispace Corporation

◦	APFS LLC (Subtenant)

EXHIBIT M
LIST OF LETTERS OF CREDIT

athenahealth, Inc.
Bard, RAO + Athanas Consulting Engineers, LLC and Paulus, Sokolowski and Sartor, LLC
Communispace Corporation
Liaison International, LLC
Mobile Messenger Americas, Inc.
Roundarch Isobar, Inc.
Service Employees International Union (SEIU) Local 509
TSI Watertown, Inc.

EXHIBIT N

DUE DILIGENCE MATERIALS

1.	All service and other maintenance contracts

2.	All current leases, pending leases, and property rent rolls with options included (i.e., purchase options, expansion options, etc.)

3.	Any outstanding Tenant Improvement allowances due existing Tenants

4.	Most recent and five-year historical and budgeted tax bills (PILOT) and value renditions

5.	Pilot Agreement(s)

6.	Most recent and five-year historical and budgeted operating statements relating to the Property

7.	Most recent and five-year historical and budgeted capital expense items and statements relating to the Property

8.	Current permits (waste water and well)

9.	Current governmental approvals

10.	Current licenses

11.	Structural, property conditions, and other inspection reports, claims, and/or disclosures

12.	Existing Owner's Title Policy

13.	Complete set of building plans (including architectural, mechanical, and structural plans)

14.	Any plans detailing building expansion capabilities or new building capacity

15.	Survey of the property

16.	Copies of all warranties (including roof, windows, mechanical, elevator, etc.)

17.	Copies of correspondence with the Fire Department, Health Department, Assessor's Department, and Building Department

18.	Mold remediation certification

19.	Reports concerning condition and function of HVAC, mechanical, electrical and utility systems with any applicable warranties or guaranties

20.	Roof report and maintenance plans

21.	Solar panel information, warranties, and maintenance documents

22.	Parking garage information and maintenance costs

23.	Any septic reports for each building

24.	Furniture, fixtures, and equipment list

25.	Existing and pending claims and law suits

26.	Zoning reports

27.	Any historic building restriction or limitations

28.	All environmental related reports, including Phase I, Phase II and Asbestos Reports

29.	Personal Property List of items remaining with the Property upon transfer, such as art work, equipment, etc.

30.	Tenant Correspondence Files

32.	Financial Records from at least January, 2010, including the following:
Equipment Leases;
Security Deposit Report;
Aging Receivables Report;
Payables Report;
General Ledgers and Detailed Income Statements;
Cash Receipts Statements and Bank and Credit Card Statements;
Payroll Registers; and
GAAP audited financial statements for the Property.

EXHIBIT O

ENVIRONMENTAL TESTING PLAN

•
Advance approximately 35 soil borings at the locations shown on the attached Figure 2 to a depth of approximately 10 feet each using direct push drilling methods.  Collect two soil samples from each boring (one shallow and one deep). Each sample shall be analyzed by a Massachusetts certified laboratory for:

◦	MCP Metals

◦	perchlorate

◦	nitroglycerin

◦	nitrocellulose

◦	nitroguanidine

◦	2,6-DiAmino-4NT

◦	2,4-DiAmino-6NT

◦	pentaerythritol tetranitrate (PETN)

◦	1,4-dioxane

•
Install 5 groundwater monitoring wells to a depth of approximately 25 feet below ground surface at the locations shown on the attached Figure 2 using direct-push or hollow-stem auger drilling methods. Collect a groundwater sample from each monitoring well using low-flow sampling techniques.  Each sample shall be analyzed by a Massachusetts certified laboratory for:

◦	Volatile organic compounds via EPA Method 8260

◦	perchlorate

◦	nitroglycerin

◦	nitrocellulose

◦	nitroguanidine

◦	2,6-DiAmino-4NT

◦	2,4-DiAmino-6NT

◦	pentaerythritol tetranitrate (PETN)

◦	1,4-dioxane

•	Conduct a hazardous building material survey to identity the types, quantities, and condition of hazardous material including lead-based paint and asbestos.

Building 246
Building 241
Building 243
Building 311
Building 229
Building 147
Building 656
Building 39
Building 292
Building 100
Building 36
Building 312
Building 225
Building 43
Building 146
Building 313
Building 37
Building 97
Building 242
Building 227
Building 60
Building 118
Building 131
Building 117
Building 654
Building 652
Building 295
Building 111
Building 245
Building 244
Building 142

Legend

- Areas where Propellants or Shock Sensitive Materials were used or remediated
- ⊕ Location of Monitoring Well
- • Location of Soil Boring

500 250 0 500 Feet

N

Assessment of Shock Sensitive and Explosive Materials

Army Materials Technology Laboratory
Arsenel Street, Watertown, MA

Geosyntec consultants

ACTON, MASSACHUSETTS | 21 NOV 2012

Figure 2

Q:\GISProjects\BR0231_Watertown\Projects\F02_Locations.mxd